Filed Pursuant to Rule 424(b)(2)

Registration No. 333-232144

Pricing Supplement, dated February 4, 2020 to the Prospectus dated August 1, 2019 and the Prospectus Supplement dated August 1, 2019

$500,000,000

iPath® Series B US Treasury 10-year Bear ETN

This pricing supplement relates to the iPath® Series B US Treasury 10-year Bear Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time.  The return of the ETNs is inversely linked to the performance of the Barclays 10Y US Treasury Futures Targeted Exposure Index™ (the “Index”).  The Index employs a strategy that seeks to capture returns that are potentially available from an increase or decrease, as applicable, in the yields available to investors purchasing 10-year U.S. Treasury notes through a notional rolling investment in 10-year U.S. Treasury note futures contracts (“10-year Treasury futures contracts”).  Specifically, the level of the Index is expected to increase in response to a decrease in 10-year U.S. Treasury note yields (which will have a negative effect on the values of the ETNs) and to decrease in response to an increase in 10-year U.S. Treasury note yields (which will have a positive effect on the values of the ETNs).  The ETNs do not guarantee any return of principal at or prior to maturity and do not pay any interest during their term.  Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on a participation rate of $0.10 gain or loss per each 1.00 point decrease or increase, respectively, in the level of the Index, plus the income accrued from a notional investment of the value of the ETNs at the 28-day U.S. Treasury Bill rate (the “T-Bill rate”), less certain costs and fees. The securities do not track the percentage changes in the level of the Index.

You may lose all or a substantial portion of your investment if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity, including any repayment of principal, is not guaranteed by any third party and is subject to both the creditworthiness of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.  If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the ETNs. See “Consent to U.K. Bail-in Power” and “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

The ETNs provide short exposure to Treasury futures contracts, and the value of the ETNs is subject to a risk of significant decline over time.  Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon early redemption.  The ETNs are not designed to be long-term investments and are not designed to be used by and may not be appropriate for investors who do not intend to regularly monitor their investment in the ETNs to ensure that it remains consistent with their market views and investment strategies.  The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the Treasury futures contracts that the Index tracks and investments in Treasury futures contracts as an asset class generally, as well as the potential adverse consequences of seeking short investment results. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs, as frequently as daily.

If we were to price the ETNs for initial sale to the public as of the inception date, our hypothetical estimated value of the ETNs at the time of such initial pricing would be $50.00 per ETN.  See “Risk Factors” beginning on page PS-13 of this pricing supplement for risks relating to an investment in the ETNs.

Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to decrease significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the decrease in the level of the Index and the positive effect of the accrued daily interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN:  $50

Inception and Issue Dates:  The ETNs will be first sold on February 4, 2020 (the “inception date”) and will be issued on February 7, 2020 (the “issue date”).

Maturity Date:  February 4, 2050

Secondary Market, CUSIP Number and ISIN:  We plan on listing the ETNs on CBOE BZX Exchange (“CBOE BZX”) under the ticker symbol “BTYS.”  To the extent an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We are not required to maintain any listing of the ETNs on CBOE BZX or any other securities exchange.

CUSIP Number: 06747F119

ISIN: US06747F1194

Consent to U.K. Bail-in Power: Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-26 of this pricing supplement.

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Underlying Index

Index: The return on the ETNs is inversely linked to the performance of the Index.  The Index seeks to produce returns that track movements in response to an increase or decrease, as applicable, in the yields available to investors purchasing 10-year U.S. Treasury notes (“10-year Treasury notes”).  Specifically, the level of the Index is designed to decrease in response to an increase in 10-year Treasury note yields and to increase in response to a decrease in 10-year Treasury note yields.  To accomplish this objective, the performance of the Index tracks the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts, as traded on the Chicago Board of Trade (the “CBOT”).  The Index targets a fixed level of sensitivity to changes in the yield of the current “cheapest-to-deliver” note (“CTD note”) underlying the relevant 10-year Treasury futures contract (the “10-year yield”) at a given point in time.  The Index seeks to achieve its target sensitivity through the allocation of a weighting to the relevant 10-year Treasury futures contract underlying the Index (the “10-year weighting”).

The 10-year weighting is rebalanced on a monthly basis according to the prevailing price of the relevant 10-year Treasury futures contract underlying the Index at the time the weighting is allocated, and the modified duration of the current CTD note underlying the relevant 10-year Treasury futures contract at such time.  This monthly rebalancing process seeks to enable the Index to maintain approximately its target level of sensitivity to changes in the 10-year yield throughout the term of the ETNs.  Specifically, the 10-year weighting is designed to produce, but is not guaranteed to deliver, a 1.00 point decrease in the level of the Index for every 0.01% increase in the 10-year yield, and a 1.00 point increase in the level of the Index for every 0.01% decrease in the 10-year yield.

Every quarter, the Index maintains its notional position in relation to the 10-year Treasury futures contracts by rolling from the 10-year Treasury futures contract closest to expiration (the “front Treasury futures contract”) into the next 10-year Treasury futures contract scheduled to expire immediately following the front Treasury futures contract.

This strategy of obtaining exposure to U.S. Treasury yields through an investment linked to Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract.  Specifically, we expect that an increase in the 10-year yield will generally correspond with a proportional decrease in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in a decrease in the Index level.  Conversely, we expect that a decrease in the 10-year yield will generally correspond with a proportional increase in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in an increase in the Index level.  In addition, the Index uses modified duration (as described further herein) to calculate the relative weight of the relevant 10-year Treasury futures contract underlying the Index because modified duration provides a general indication of the relationship between the price and the yield of a particular U.S. Treasury note.

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index (the “index owner”).  The Index is administered and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.  The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index.  While the index sponsor is responsible for the operation of the Index, certain aspects have been outsourced to the index calculation agent, including, among other things, calculating the closing level of the Index at the close of business, New York City time, on each index business day. After the closing level of the Index has been calculated by the index calculation agent, the index sponsor publishes the closing level of the Index on http://indices.barclays (or any successor site) shortly thereafter.  Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The closing level of the Index is also reported on Bloomberg page BXIITETY <Index>, and the intraday level of the Index is reported on Bloomberg page BXRTTETY <Index>.

Payment at Maturity

Payment at Maturity:  If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative note value on the final valuation date.

Closing Indicative Note Value:  The closing indicative note value for each ETN on the initial valuation date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0 on that calendar day and each subsequent calendar day.  If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

The closing indicative note value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price.  The market price of the ETNs at any time may vary significantly from the closing indicative note value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

Daily Index Performance Amount:  The daily index performance amount for each ETN on the initial valuation date and on any calendar day that is not an index business day will equal $0.  On any other index business day, the daily index performance amount for each ETN will equal (1) the product of (a) the index multiplier times (b) the difference of (i) the closing level of the Index on such index business day minus (ii) the closing level of the Index on the immediately preceding index business day minus (2) the index rolling cost on such index business day.

Index Multiplier:  –$0.10.  Because the ETNs are inversely linked to the performance of the Index, the index multiplier is set as a negative value in order for the ETNs to generate a positive return in response to a decrease in the Index level and to generate a negative return in response to an increase in the Index level, as applicable.

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Index Rolling Cost:  On any calendar day that is not a roll day, the index rolling cost for each ETN will equal $0.  On any roll day, the index rolling cost for each ETN will equal $0.005.  Roll days occur over three consecutive index business days, commencing three index business days before the last index business day in each of the months of February, May, August and November in any given year.  The net effect of the index rolling cost accumulates over time and is subtracted at the rate of $0.06 per year, or 0.12% of the principal amount of each ETN per year.

Daily Interest:  The daily interest for each ETN on the initial valuation date was $0.  On each subsequent calendar day until maturity or early redemption, the daily interest for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the T-Bill rate divided by (3) 360.

T-Bill Rate:  The T-Bill rate will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the immediately preceding business day in New York City.  The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply.  The most recent weekly investment rate for 28-day U.S. Treasury bills is currently published by the U.S. Treasury on http://www.treasurydirect.gov and is also currently available on Bloomberg under the ticker symbol “USB4WIR”.  The T-Bill rate is expressed as a percentage. Information contained on the U.S. Treasury website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of information contained on such website.

Daily Investor Fee:  The daily investor fee for each ETN on the initial valuation date was $0.  On each subsequent calendar day until maturity or early redemption, the daily investor fee for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the fee rate divided by (3) 365.  Because the daily investor fee is calculated and subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at the rate of approximately 0.75% per year.  Because the net effect of the daily investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the daily investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Fee Rate:  The fee rate for the ETNs is 0.75% per year.

Intraday Indicative Note Value:  The intraday indicative note value for the ETNs on any trading day will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the then current intraday index performance amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0.  The intraday indicative note value will be published by ICE Data Indices, LLC every 15 seconds on each trading day under the ticker symbol “BTYS.IV”.  As the intraday indicative note value is calculated using the closing indicative note value on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the daily interest or the daily investor fee that may have accrued over the course of such trading day.

Intraday Index Performance Amount:  On any index business day, the intraday index performance amount will equal the product of (1) the index multiplier times (2) the difference of (a) the most recently published level of the Index on such index business day minus (b) the closing level of the Index on the immediately preceding index business day.

Index Business Day:  An index business day is a day on which the CBOT is open for business.

Business Day:  A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:  A trading day with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on CBOE BZX, in each case as determined by the calculation agent in its sole discretion.

Valuation Date:  A valuation date means each trading day from February 4, 2020 to February 1, 2050, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five scheduled trading days.  We refer to February 4, 2020 as the “initial valuation date” and February 1, 2050 as the “final valuation date” for the ETNs.

Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon early redemption.  There is no maximum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, an increase in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Holder Redemption Procedures” in this pricing supplement, and if we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value on the applicable valuation date. You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 5,000 ETNs or fewer than 5,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day from and including the issue date to and including the maturity date. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative note value on the valuation date specified by us in such notice.

Redemption Date:  In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in your notice of holder redemption. Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date.  In the case of issuer redemption, the redemption date for the ETNs is the fifth business day after the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date.

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Sale to Public

We intend to sell a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution.  Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  However, we are under no obligation to issue or sell ETNs at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs.  Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

Pricing Supplement dated February 4, 2020

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-13
CONSENT TO U.K. BAIL-IN POWER	PS-26
U.S. TREASURY NOTES AND FUTURES CONTRACTS	PS-26
THE INDEX	PS-29
VALUATION OF THE ETNS	PS-38
SPECIFIC TERMS OF THE ETNS	PS-40
CLEARANCE AND SETTLEMENT	PS-47
USE OF PROCEEDS AND HEDGING	PS-47
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-47
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-50
VALIDITY OF THE ETNS	PS-51
NOTICE OF HOLDER REDEMPTION	A-1
CONFIRMATION OF HOLDER REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-38
TERMS OF THE NOTES	S-41
INTEREST MECHANICS	S-50
TERMS OF THE WARRANTS	S-53
REFERENCE ASSETS	S-60
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-97
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-99
USE OF PROCEEDS AND HEDGING	S-108
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-109
VALIDITY OF SECURITIES	S-129

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	36
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	76
PLAN OF DISTRIBUTION	78
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	82
EXPERTS	82
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Exchange Traded Notes (the “ETNs”) that are inversely linked to the performance of the Barclays 10Y US Treasury Futures Targeted Exposure Index™ (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement.  References to the “prospectus” mean our accompanying prospectus, dated August 1, 2019, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 1, 2019, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative note value or the prevailing market price at the time such sale is made. However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at are upon or automatically. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

This section summarizes the following aspects of the ETNs:

•      What are the ETNs and how do they work?

•      How do you redeem your ETNs?

•      What are some of the risks of the ETNs?

•      Is this the right investment for you?

•      What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC.  The ETNs will be issued in denominations of $50.  The return on the ETNs is based on a participation rate of $0.10 gain or loss per each 1.00 point decrease or increase, respectively, in the level of the Index, plus the income accrued from a notional investment of the value of the ETNs at the 28-day U.S. Treasury Bill rate (the “T-Bill rate”), less certain costs and fees. The securities do not track the percentage changes in the level of the Index.

We plan on listing the ETNs on CBOE BZX. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in the secondary market.

The ETNs provide short exposure to Treasury futures contracts, and the value of the ETNs is subject to a risk of significant decline over time.  Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon early redemption.  The ETNs are not designed to be long-term investments and are not designed to be used by and may not be appropriate for investors who do not intend to regularly monitor their investment in the ETNs to ensure that it remains consistent with their market views and investment strategies.  The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the Treasury futures contracts that the Index tracks and investments in Treasury futures contracts as an asset class generally, as well as the potential adverse consequences of seeking short investment results. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs, as frequently as daily.

The Index

The Index seeks to produce returns that track movements in response to an increase or decrease, as applicable, in the yields available to investors purchasing 10-year U.S. Treasury notes (“10-year Treasury notes”).  Specifically, the level of the Index is designed to decrease in response to an increase in 10-year Treasury note yields and to increase in response to a decrease in 10-year Treasury note yields.  To accomplish this objective, the performance of the Index tracks the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts, as traded on the CBOT.  The Index targets a fixed level of sensitivity to changes in the yield of the current “cheapest-to-deliver” note (“CTD note”) underlying the relevant 10-year Treasury futures contract (the “10-year yield”) at a given point in time.  The Index seeks to achieve its target sensitivity through the allocation of a weighting to the relevant 10-year Treasury futures contract underlying the Index (the “10-year weighting”).

The 10-year weighting is rebalanced on a monthly basis according to the prevailing price of the relevant 10-year Treasury futures contract underlying the Index at the time the weighting is allocated, and the modified duration of the current CTD note underlying the relevant 10-year Treasury futures contract at such time.  This monthly rebalancing process seeks to enable the Index to maintain approximately its target level of sensitivity to changes in the 10-year yield throughout the term of the ETNs.  Specifically, the 10-year weighting is designed to produce, but is not guaranteed to deliver, a 1.00 point decrease in the level of the Index for every 0.01% increase in the 10-year yield, and a 1.00 point increase in the level of the Index for every 0.01% decrease in the 10-year yield.

Every quarter, the Index maintains its notional position in relation to the 10-year Treasury futures contracts by rolling from the 10-year Treasury futures contract closest to expiration (the “front Treasury futures contract”) into the next 10-year Treasury futures contract scheduled to expire immediately following the front Treasury futures contract.

This strategy of obtaining exposure to U.S. Treasury yields through an investment linked to

Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract.  Specifically, we expect that an increase in the 10-year yield will generally correspond with a proportional decrease in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in a decrease in the Index level.  Conversely, we expect that a decrease in the 10-year yield will generally correspond with a proportional increase in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in an increase in the Index level.  In addition, the Index uses modified duration (as described further herein) to calculate the relative weight of the relevant 10-year Treasury futures contract underlying the Index because modified duration provides a general indication of the relationship between the price and the yield of a particular U.S. Treasury note.

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index (the “index owner”).  The Index is administered and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.  The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index.  While the index sponsor is responsible for the operation of the Index, certain aspects have been outsourced to the index calculation agent, including, among other things, calculating the closing level of the Index at the close of business, New York City time, on each index business day. After the closing level of the Index has been calculated by the index calculation agent, the index sponsor publishes the closing level of the Index on http://indices.barclays (or any successor site) shortly thereafter.  Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The closing level of the Index is also reported on Bloomberg page BXIITETY <Index>, and the intraday level of the Index is reported on Bloomberg page BXRTTETY <Index>.

Daily Interest

The closing indicative note value of the ETNs, which is the value of the ETNs calculated by us on a daily basis, accrues a notional value of interest at the T-Bill rate on each calendar day during the term of the ETNs.  This “daily interest” feature seeks to represent the amount of interest that holders of a “long” position in relation to 10-year Treasury futures contracts might receive if, on any calendar day, they were to invest the value of the ETNs in an interest-bearing bank account while their payment obligations on the relevant long position in the Treasury futures contracts were pending.  The “accrued daily interest” is the sum of the daily interest accrued on the closing indicative note value of the ETNs on each calendar day during the term of the ETNs.

Inception, Issuance and Maturity

The ETNs will be sold on February 4, 2020, which we refer to as the “inception date”.  The ETNs will be issued on February 7, 2020, which we refer to as the “issue date”, and each is due on February 4, 2050.

Understanding the Value of the ETNs

The “principal amount” is $50.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative note value” is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The calculation of the closing indicative note value on any valuation date following the initial valuation date is based on the closing indicative note value for the immediately preceding calendar day.  As a result, the closing indicative note value differs from the intraday indicative note value or the trading price of the ETNs.  The closing indicative note value for each ETN on the initial valuation date was equal to $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0 on that calendar day and each subsequent calendar day.  If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

The “intraday indicative note value” is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative note value of the ETNs from the previous day.  Intraday indicative note value differs from closing indicative note value in two important respects.  First, intraday indicative note value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative note value for the immediately preceding calendar day.  Second, the intraday indicative note value only reflects the daily interest and the accrued daily investor fee at the close of business on the immediately preceding calendar day, but does not include adjustment for the daily interest or the daily investor fee accruing during the course of the current day.

The intraday indicative note value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price.  The market price of the ETNs at any time may vary significantly from the intraday indicative note value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative note value and/or the intraday indicative note value because the trading price reflects investor supply and demand for the ETNs.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative note value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative note value, you may experience a significant loss.

For more information regarding the intraday indicative note value, see “Valuation of the ETNs—Intraday Indicative Note Value” in this pricing supplement.

The intraday indicative note value of the ETNs will be calculated and published by ICE Data Indices, LLC on each trading day under the ticker symbol BTYS.IV.

Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon early redemption.  There is no maximum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, an increase in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to decrease significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the decrease in the level of the Index and the positive effect of the accrued daily interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may, subject to the minimum redemption amount, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•      deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•      deliver the signed confirmation of holder redemption to us via email in the specified form by 5:00 p.m., New York City time, on the same day.  We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•      instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative note value, facing Barclays DTC 229; and

•      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative note value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative note value or closing indicative note value of your ETNs at the time when you submit your redemption notice.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks.  Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•      Market Risk — The return on the ETNs is inversely linked to the performance of the Index which, in turn, is linked to the prices of 10-year Treasury futures contracts, each of which provides for the delivery upon maturity of one U.S. Treasury note among a basket of eligible-to-deliver notes.  The price, yield and modified duration of each eligible-to-deliver U.S. Treasury note under the relevant Treasury futures contract, and which note is cheapest to deliver, may change unpredictably, affecting the value of the relevant Treasury futures contract and, consequently, the level of the Index and the value of your ETNs in unforeseeable ways.

•      Uncertain Principal Repayment — Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon early redemption.  There is no maximum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, an increase in the level of the Index could cause you to lose up to your entire investment in the ETNs.  Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to decrease significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the decrease in the level of the Index and the positive effect of the accrued daily interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

•      Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.

•      Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day from and including the issue date to and including the maturity date.

•      Limited or Lack of Portfolio Diversification — The Index is concentrated in one Treasury futures contract. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

•      Conflicts of Interest with the Index Sponsor — Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the index sponsor.  The index sponsor may administer and publish the level of the Index and make determinations in respect of the Index in its role of administering and publishing, the Index.  These activities may present the index sponsor with significant conflicts of interest in light of the fact that its affiliate, Barclays Bank PLC, is the issuer of the ETNs.  The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

•      No Interest Payments — You will not receive any periodic interest payments on the ETNs.

•      A Trading Market for the ETNs May Not Exist — Although we plan to list the ETNs on CBOE BZX, a trading market for the ETNs may not exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily.  Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the ETNs on CBOE BZX or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•      You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs;

•      You intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;

•      You do not seek current income from your investment;

•      You seek an investment with a return inversely linked to the performance of the Index;

•      You believe that the 10-year yield will increase during the term of the ETNs and that the price of the relevant 10-year Treasury futures contract underlying the Index will sufficiently reflect the relevant changes in the 10-year yield, and you are willing to hold an investment that is inversely linked to returns on a “long” position in relation to 10-year Treasury futures contracts;

•      You are willing to accept the risks associated with fixed income investments in general  and the yields on U.S. Treasury notes and prices of Treasury futures contracts in particular;

•      You believe the level of the Index will decrease by an amount that, taken together with the positive effect of the accrued daily interest, will be sufficient to offset the daily investor fee and the index rolling cost during the term of the ETNs;

•      You are willing to hold securities that are subject to the issuer redemption right on or after the issue date; and

•      You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•      You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs;

•      You seek current income from your investment;

•      You do not intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;

•      You believe that the 10-year yield will decrease or remain unchanged during the term of the ETNs, or that the price of the relevant 10-year Treasury futures contract underlying the Index will not sufficiently reflect the relevant changes in the 10-year yield, and you are not willing to hold an investment that is inversely linked to returns on a “long” position in relation to 10-year Treasury futures contracts;

•      You are not willing to be exposed to the risks associated with fixed income investments in general and the yields on U.S. Treasury notes and prices of Treasury futures contracts in particular;

•      You believe that notwithstanding the positive effect of the accrued daily interest, the level of the Index will increase, or will not decrease by an amount sufficient to offset the daily investor fee and the index rolling cost during the term of the ETNs;

•      You are not willing to hold securities that are subject to the issuer redemption right on or after the issue date;

•      You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or

•      You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it would be reasonable to treat the ETNs for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments, as discussed further in the section below entitled “Material U.S. Federal Income Tax Considerations.”  If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

However, the U.S. federal income tax consequences of your investment in the ETNs are uncertain.  It is possible that the Internal Revenue Service (the “IRS”) may assert an alternative treatment.  Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto).  In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder.  For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs might have performed based on the performance of the Index applied to four hypothetical 30-year periods (Examples 1 – 4).  The hypothetical examples illustrate the effect, on an accrued basis, of the daily index performance amount (inclusive of the index multiplier and the index rolling cost), daily investor fee and daily interest on the payment at maturity or upon early redemption.  Certain figures presented in the hypothetical examples may deviate slightly from their applicable calculation formulas due to rounding.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances.  Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Figures for year 30 are as of the final valuation date, and figures for each year prior to year 30 represent the hypothetical amount that would be paid upon early redemption at each anniversary of the issue date, assuming that the relevant valuation date for each early redemption occurs on each anniversary of the inception date.

These hypothetical examples are provided for illustrative purposes only.  Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

Example 1:

In the following hypothetical example, the Index level increases at a constant rate of 4% (the initial Index level for purposes of this example is 100.0000).  In this example, we assume a constant T-Bill rate of 0.00% throughout the term of the ETNs.

A	B	C	D	E	F	G
Date	Index Level	Change in Index Level	Index Performance Running Total ($)	Accrued Investor Fee ($)	Accrued Interest ($)	Closing Indicative Note Value ($)
Year-0	100.00	0.00	0.0000	0.0000	0.0000	50.0000
Year-1	104.00	4.00	-0.4600	0.3729	0.0000	49.1671
Year-2	108.15	8.15	-0.9348	0.7385	0.0000	48.3267
Year-3	112.46	12.46	-1.4262	1.0977	0.0000	47.4761
Year-4	116.95	16.95	-1.9348	1.4505	0.0000	46.6146
Year-5	121.63	21.63	-2.4626	1.7978	0.0000	45.7396
Year-6	126.48	26.48	-3.0078	2.1375	0.0000	44.8547
Year-7	131.52	31.52	-3.5723	2.4705	0.0000	43.9572
Year-8	136.77	36.77	-4.1569	2.7968	0.0000	43.0463
Year-9	142.24	42.24	-4.7640	3.1170	0.0000	42.1190
Year-10	147.91	47.91	-5.3913	3.4294	0.0000	41.1793
Year-11	153.81	53.81	-6.0413	3.7346	0.0000	40.2240
Year-12	159.95	59.95	-6.7149	4.0327	0.0000	39.2524
Year-13	166.35	66.35	-7.4147	4.3241	0.0000	38.2612
Year-14	172.98	72.98	-8.1382	4.6073	0.0000	37.2545
Year-15	179.88	79.88	-8.8882	4.8829	0.0000	36.2289
Year-16	187.06	87.06	-9.6657	5.1507	0.0000	35.1836

Year-17	194.54	94.54	-10.4740	5.4112	0.0000	34.1148
Year-18	202.30	102.30	-11.3100	5.6630	0.0000	33.0270
Year-19	210.37	110.37	-12.1769	5.9065	0.0000	31.9166
Year-20	218.76	118.76	-13.0760	6.1417	0.0000	30.7823
Year-21	227.51	127.51	-14.0111	6.3688	0.0000	29.6201
Year-22	236.59	136.59	-14.9786	6.5865	0.0000	28.4349
Year-23	246.02	146.02	-15.9823	6.7952	0.0000	27.2225
Year-24	255.84	155.84	-17.0236	6.9947	0.0000	25.9816
Year-25	266.07	166.07	-18.1070	7.1853	0.0000	24.7077
Year-26	276.68	176.68	-19.2283	7.3658	0.0000	23.4059
Year-27	287.72	187.72	-20.3920	7.5363	0.0000	22.0717
Year-28	299.20	199.20	-21.5996	7.6967	0.0000	20.7037
Year-29	311.16	211.16	-22.8564	7.8471	0.0000	19.2965
Year-30	323.58	223.58	-24.1576	7.9865	0.0000	17.8559

Average Annual Index Level Change:	7.4525	Index Level Total Change:	223.5760
Change in Closing Indicative Note Value:	-32.1441	Total Return on the ETNs:	-180.02%

Example 2:

In the following hypothetical example, the Index level decreases at a constant rate of 4% (the initial Index level for purposes of this example is 300.0000).  In this example, we assume a constant T-Bill rate of 3.00% throughout the term of the ETNs.

A	B	C	D	E	F	G
Date	Index Level	Change in Index Level	Index Performance Running Total ($)	Accrued Investor Fee ($)	Accrued Interest ($)	Closing Indicative Note Value ($)
Year-0	300.00	0.00	0.0000	0.0000	0.0000	50.0000
Year-1	288.00	-12.00	1.1403	0.3789	0.0154	50.7767
Year-2	276.48	-23.52	2.2323	0.7625	0.0309	51.5007
Year-3	265.42	-34.58	3.2782	1.1513	0.0467	52.1736
Year-4	254.80	-45.20	4.2796	1.5449	0.0627	52.7974
Year-5	244.61	-55.39	5.2391	1.9441	0.0788	53.3738
Year-6	234.82	-65.18	6.1575	2.3464	0.0952	53.9063
Year-7	225.43	-74.57	7.0368	2.7525	0.1116	54.3959
Year-8	216.42	-83.58	7.8783	3.1622	0.1282	54.8444
Year-9	207.76	-92.24	8.6842	3.5762	0.1450	55.2531
Year-10	199.45	-100.55	9.4552	3.9919	0.1619	55.6252
Year-11	191.47	-108.53	10.1930	4.4104	0.1789	55.9615
Year-12	183.81	-116.19	10.8987	4.8312	0.1959	56.2634
Year-13	176.46	-123.54	11.5741	5.2553	0.2131	56.5319
Year-14	169.40	-130.60	12.2200	5.6802	0.2304	56.7701
Year-15	162.62	-137.38	12.8376	6.1067	0.2477	56.9785
Year-16	156.12	-143.88	13.4279	6.5347	0.2650	57.1582
Year-17	149.87	-150.13	13.9926	6.9652	0.2825	57.3099
Year-18	143.88	-156.12	14.5321	7.3954	0.2999	57.4365

Year-19	138.12	-161.88	15.0476	7.8266	0.3174	57.5384
Year-20	132.60	-167.40	15.5399	8.2584	0.3349	57.6165
Year-21	127.30	-172.70	16.0105	8.6919	0.3525	57.6711
Year-22	122.20	-177.80	16.4596	9.1245	0.3701	57.7052
Year-23	117.32	-182.68	16.8885	9.5574	0.3876	57.7187
Year-24	112.62	-187.38	17.2976	9.9902	0.4052	57.7126
Year-25	108.12	-191.88	17.6882	10.4241	0.4228	57.6868
Year-26	103.79	-196.21	18.0607	10.8566	0.4403	57.6444
Year-27	99.64	-200.36	18.4159	11.2887	0.4578	57.5850
Year-28	95.66	-204.34	18.7543	11.7203	0.4753	57.5094
Year-29	91.83	-208.17	19.0770	12.1524	0.4928	57.4175
Year-30	88.16	-211.84	19.3844	12.5826	0.5103	57.3120

Average Annual Index Level Change:	-7.0615	Index Level Total Change:	-211.8436
Change in Closing Indicative Note Value:	$7.3120	Total Return on the ETNs:	12.76%

Example 3:

In the following hypothetical example, the Index level decreases at a constant rate of 4% (the initial Index level for purposes of this example is 300.0000) as in Example 2, but we show the potential effect of a lower constant T-Bill rate equal to 0.00% throughout the term of the ETNs.

A	B	C	D	E	F	G
Date	Index Level	Change in Index Level	Index Performance Running Total ($)	Accrued Investor Fee ($)	Accrued Interest ($)	Closing Indicative Note Value ($)
Year-0	300.00	0.00	0.0000	0.0000	0.0000	50.0000
Year-1	288.00	-12.00	1.1403	0.3789	0.0000	50.7614
Year-2	276.48	-23.52	2.2323	0.7623	0.0000	51.4700
Year-3	265.42	-34.58	3.2782	1.1507	0.0000	52.1275
Year-4	254.80	-45.20	4.2796	1.5440	0.0000	52.7356
Year-5	244.61	-55.39	5.2391	1.9427	0.0000	53.2964
Year-6	234.82	-65.18	6.1575	2.3443	0.0000	53.8132
Year-7	225.43	-74.57	7.0368	2.7497	0.0000	54.2871
Year-8	216.42	-83.58	7.8783	3.1585	0.0000	54.7199
Year-9	207.76	-92.24	8.6842	3.5714	0.0000	55.1128
Year-10	199.45	-100.55	9.4552	3.9861	0.0000	55.4691
Year-11	191.47	-108.53	10.1930	4.4033	0.0000	55.7897
Year-12	183.81	-116.19	10.8987	4.8228	0.0000	56.0759
Year-13	176.46	-123.54	11.5741	5.2455	0.0000	56.3287
Year-14	169.40	-130.60	12.2200	5.6688	0.0000	56.5512
Year-15	162.62	-137.38	12.8376	6.0936	0.0000	56.7440
Year-16	156.12	-143.88	13.4279	6.5198	0.0000	56.9081
Year-17	149.87	-150.13	13.9926	6.9483	0.0000	57.0443
Year-18	143.88	-156.12	14.5321	7.3765	0.0000	57.1556
Year-19	138.12	-161.88	15.0476	7.8055	0.0000	57.2421
Year-20	132.60	-167.40	15.5399	8.2350	0.0000	57.3049

Year-21	127.30	-172.70	16.0105	8.6661	0.0000	57.3444
Year-22	122.20	-177.80	16.4596	9.0962	0.0000	57.3634
Year-23	117.32	-182.68	16.8885	9.5264	0.0000	57.3620
Year-24	112.62	-187.38	17.2976	9.9566	0.0000	57.3410
Year-25	108.12	-191.88	17.6882	10.3876	0.0000	57.3006
Year-26	103.79	-196.21	18.0607	10.8171	0.0000	57.2435
Year-27	99.64	-200.36	18.4159	11.2462	0.0000	57.1697
Year-28	95.66	-204.34	18.7543	11.6746	0.0000	57.0797
Year-29	91.83	-208.17	19.0770	12.1034	0.0000	56.9736
Year-30	88.16	-211.84	19.3844	12.5303	0.0000	56.8541

Average Annual Index Level Change:	-7.0615	Index Level Total Change:	-211.8436
Change in Closing Indicative Note Value:	$6.8541	Total Return on the ETNs:	12.06%

Example 4:

In the following hypothetical example, the Index level decreases at constant rate of 1% (the initial Index level for purposes of this example is 25.0000).  In this example, we assume a constant T-Bill rate of 0.00% throughout the term of the ETNs. This hypothetical example demonstrates that even if the Index level decreases during the term of the ETNs, the effect of the accrued daily investor fee and the accumulated effect of the index rolling cost (reflected in the accrued index performance amount) may result in a negative return on the ETNs.

A	B	C	D	E	F	G
Date	Index Level	Change in Index Level	Index Performance Running Total ($)	Accrued Investor Fee ($)	Accrued Interest ($)	Closing Indicative Note Value ($)
Year-0	25.00	0.00	0.0000	0.0000	0.0000	50.0000
Year-1	24.75	-0.25	0.0350	0.3745	0.0000	49.5905
Year-2	24.50	-0.50	0.0702	0.7448	0.0000	49.1849
Year-3	24.26	-0.74	0.1057	1.1122	0.0000	48.7821
Year-4	24.01	-0.99	0.1415	1.4765	0.0000	48.3820
Year-5	23.77	-1.23	0.1775	1.8389	0.0000	47.9837
Year-6	23.54	-1.46	0.2137	2.1972	0.0000	47.5891
Year-7	23.30	-1.70	0.2502	2.5527	0.0000	47.1972
Year-8	23.07	-1.93	0.2869	2.9051	0.0000	46.8080
Year-9	22.84	-2.16	0.3238	3.2557	0.0000	46.4205
Year-10	22.61	-2.39	0.3609	3.6024	0.0000	46.0367
Year-11	22.38	-2.62	0.3983	3.9462	0.0000	45.6555
Year-12	22.16	-2.84	0.4360	4.2872	0.0000	45.2769
Year-13	21.94	-3.06	0.4738	4.6262	0.0000	44.9000
Year-14	21.72	-3.28	0.5119	4.9615	0.0000	44.5266
Year-15	21.50	-3.50	0.5501	5.2941	0.0000	44.1558
Year-16	21.29	-3.71	0.5886	5.6238	0.0000	43.7875
Year-17	21.07	-3.93	0.6274	5.9517	0.0000	43.4209
Year-18	20.86	-4.14	0.6663	6.2760	0.0000	43.0577

Year-19	20.65	-4.35	0.7054	6.5975	0.0000	42.6970
Year-20	20.45	-4.55	0.7448	6.9164	0.0000	42.3388
Year-21	20.24	-4.76	0.7843	7.2334	0.0000	41.9822
Year-22	20.04	-4.96	0.8241	7.5470	0.0000	41.6290
Year-23	19.84	-5.16	0.8640	7.8578	0.0000	41.2781
Year-24	19.64	-5.36	0.9042	8.1661	0.0000	40.9297
Year-25	19.45	-5.55	0.9445	8.4726	0.0000	40.5829
Year-26	19.25	-5.75	0.9851	8.7756	0.0000	40.2393
Year-27	19.06	-5.94	1.0259	9.0761	0.0000	39.8980
Year-28	18.87	-6.13	1.0668	9.3740	0.0000	39.5592
Year-29	18.68	-6.32	1.1079	9.6703	0.0000	39.2218
Year-30	18.49	-6.51	1.1492	9.9631	0.0000	38.8876

Average Annual Index Level Change:	-0.2169	Index Level Total Change:	-6.5075
Change in Closing Indicative Note Value:	-$11.1124	Total Return on the ETNs:	-28.58%

The performance of the Index and the return on your investment in the ETNs may vary significantly from the performance and return, respectively, illustrated in this hypothetical example.  For further information see “Risk Factors—Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs”.

RISK FACTORS

The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt.  The ETNs are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to the performance of the Index.  Investing in the ETNs is not equivalent to investing directly in the relevant 10-year Treasury futures contract underlying the Index.  See “The Index” in this pricing supplement for more information.

The ETNs provide short exposure to Treasury futures contracts, and the value of the ETNs is subject to a risk of significant decline over time.  Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon early redemption.  The ETNs are not designed to be long-term investments and are not designed to be used by and may not be appropriate for investors who do not intend to regularly monitor their investment in the ETNs to ensure that it remains consistent with their market views and investment strategies.  The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the Treasury futures contracts that the Index tracks and investments in Treasury futures contracts as an asset class generally, as well as the potential adverse consequences of seeking short investment results. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs, as frequently as daily.

You may lose all or a substantial portion of your investment if you invest in the ETNs.

This section describes the most significant risks relating to an investment in the ETNs.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain.  See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Risks Relating to the Return on the ETNs

The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment

The ETN performance is inversely linked to the performance of the Index, plus daily interest, less certain costs and fees. There is no maximum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, an increase in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to decrease significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the decrease in the level of the Index and the positive effect of the accrued daily interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

We May Redeem the ETNs at Any Time on or after the Issue Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day from and including the issue date to and including the maturity date. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the ETNs will be redeemed on the fifth business day following the valuation date specified by us in the issuer redemption notice, but in no event later than the maturity date.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs.  Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment.  Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

You Will Not Benefit from Any Decrease in the Level of the Index If Such Decrease Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the positive effect of the accrued daily interest and any decrease in the level of the Index are insufficient to offset the negative effect of the daily investor fee and the index rolling cost between the date you purchased the ETNs and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption.  This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently low to offset the negative effect of the daily investor fee and the index rolling cost.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Treasury Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs.  As an owner of the ETNs, you will not have rights that investors in  10-year Treasury futures contracts or 28-day U.S. Treasury bills may have.  Your ETNs will be paid in cash, and you will have no right to receive delivery of any 10-year Treasury futures contracts or 28-day Treasury bills, or of any underlying U.S. Treasury notes, coupons or distributions relating to such securities or of payment or delivery of amounts in respect of the Treasury futures contracts included in the Index.

Owning the ETNs is Not the Same As Owning the Index Components or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned the index components or a security directly linked to the performance of the Index and held such investment for a similar period.  Any return on your ETNs includes the negative effect of the daily investor fee and the index rolling cost.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

Your Payment at Maturity or Upon Early Redemption Will Be Significantly Reduced by the Daily Investor Fee and the Index Rolling Cost Regardless of the Performance of the Index

Your payment at maturity or upon early redemption will be significantly reduced by the daily investor fee and the index rolling cost.  The daily investor fee will accrue throughout the term of the ETNs regardless of the performance of the Index, resulting in a cumulative fee rate of 0.75% per year.  The index rolling cost is subtracted at a rate of $0.005 per ETN on each index roll day.  As such, the level of the Index must decrease significantly in order to offset the daily investor fee and the index rolling cost.  If the level of the Index does not decrease sufficiently, your return at maturity or upon early redemption may be less than that of a comparable “short” position in the Index with lower or no investor fee and index rolling cost, and may also be less than the amount you invested in the ETNs.

The 10-Year Yield May Decrease or Remain Unchanged Over the Term of Your ETNs, Which May Adversely Affect the Value of Your ETNs

The return on your ETNs is inversely linked to the performance of the Index.  The Index employs a strategy that seeks to capture returns that are potentially available from an increase or decrease, as applicable, in 10-year Treasury note yields.  The Index seeks to achieve this strategy by tracking the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts.  This strategy of obtaining exposure to U.S. Treasury yields through an investment linked to Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract.  Specifically, we expect that an increase in the 10-year yield will generally correspond with a proportional decrease in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in a decrease in the Index level.  Even if this historical pattern is observed over the term of your ETNs, changes in the 10-year yield are affected by a number of unpredictable factors (as described in further detail below under “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors”), and such factors may cause the 10-year yield to decrease or remain unchanged, rather than increase, over the term of your ETNs.  Specifically, the level of the Index is designed to increase if the 10-year yield decreases.  As the return of the ETNs is inversely linked to the performance of the Index, such a decrease in the 10-year yield may adversely affect the payment you receive at maturity or upon early redemption and may also adversely affect the market value of your ETNs.

Your ETNs are Not Linked Directly to 10-Year Benchmark U.S. Treasury Yields

The performance of the Index tracks the returns of a notional investment in 10-year Treasury futures contracts, each of which provides for the delivery upon maturity of one U.S. Treasury note among a basket of eligible-to-deliver notes.  These futures contracts, and therefore the Index, may not necessarily track the value of the 10-year benchmark U.S. Treasury yield, the changes in the 10-year yield, or the performance of an investment in 10-year Treasury notes themselves.  Accordingly, there is no assurance that the Index will outperform an alternative investment that uses a different strategy to reflect 10-year benchmark U.S. Treasury yields.

It is also possible that an alternative investment in 10-year Treasury notes themselves, or in one or more of the eligible-to-deliver notes underlying the relevant 10-year Treasury futures contract, could potentially generate a higher return than your ETNs.

There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Increase or Decrease, Respectively, in the 10-Year Yield

The level of the Index is designed to decrease by approximately 1.00 point for every 0.01% increase in the 10-year yield (i.e., a 0.01% increase in the yield of the current CTD note underlying the relevant 10-year Treasury futures contract) and to increase by approximately 1.00 point for every 0.01% decrease in the 10-year yield.  Moreover, before taking into account the negative effect of the daily investor fee and the index rolling cost and the positive effect of the accrued daily interest, the ETNs are designed to produce a $0.10 gain or a $0.10 loss per ETN for every 1.00 point decrease or increase, respectively, in the level of the Index.  However, for the reasons described below, there is no guarantee that the Index level will decrease or increase, as applicable, by 1.00 point for every 0.01% change in the 10-year yield.  Accordingly, the Index level could decrease by less than 1.00 point (with an associated gain of less than $0.10 per ETN) for every 0.01% increase in the 10-year yield, and the Index level could increase by more than 1.00 point (with an associated loss of more than $0.10 per ETN) for every 0.01% decrease in the 10-year yield.  For a graph illustrating the hypothetical and actual historical performance of the Index compared to the corresponding changes in the 10-year yield over the same period, see “The Index—Hypothetical and Actual Historical Performance of the Index”.

The Index only approximates, and does not guarantee, a 1.00 point decrease or increase for every 0.01% change in the 10-year yield due to several factors, including the following:

•       Market prices for 10-year Treasury futures contracts may not capture precisely the underlying changes in the 10-year yield.  The Index’s strategy of obtaining exposure to U.S. Treasury yields through a notional investment in Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract.  However, certain market factors could prevent Treasury futures contract prices from capturing precisely the changes in the yields of the CTD notes underlying such Treasury futures contracts.  For example, while certain market participants engage in arbitrage activities that help cause futures contract prices to reflect closely the prices of the CTD notes underlying such futures contracts, such activities do not always have such effect, in part due to the transaction and replication costs that such arbitrage activities can entail.

•     The Index calculation methodology uses the mathematical approximation of modified duration, which has certain limitations in approximating the relationship between Treasury note prices and yields.  As described in more detail under “U.S. Treasury Notes and Futures Contracts—Modified Duration”, modified duration provides a general indication of the expected change in the price of a note in response to a given change in yield.  For example, a modified duration of 8 implies that if the yield of a note increases by 0.01%, one would expect a 0.08% decrease in the price of such note.  The Index is calculated, in part, by using the modified duration of the relevant CTD note underlying the relevant Treasury futures contract in order to approximate the change in yield of such note relative to the changes in price of such Treasury futures contract.  However, modified duration serves only as an approximation of the expected change in the price of a CTD note – and, by extension, an approximation of the expected change in price of the relevant Treasury futures contract – in response to a corresponding change in the CTD note’s yield.  Modified duration only provides an approximation because it is calculated on the basis of a ratio between changes in a note’s price and an arbitrarily small change in its corresponding yield, and assumes that the relationship between a note’s price and its yield is “linear”.  However, the relationship between a note’s price and its corresponding yield tends to be “convex”, meaning that note prices are not likely to change linearly for each change in yield.  Rather, such prices will change over some curved function of note yields.  For example, while a 0.01% increase in the yield of a note may result in a 0.08% decrease in the corresponding note price (as in the example above), a more significant change in yield such as a yield increase of 1.0% may result in a greater than 8.0% decrease in the corresponding note price.  These inherent limitations of modified duration, therefore, render the Index unable to guarantee that a certain change in the price of a 10-year Treasury futures contract – and, therefore, a certain change in the Index level – may be achieved as a result of any changes in the 10-year yield.

•      The 10-year weighting is rebalanced on a monthly basis only and such weighting may not be optimal on any given index business day.  The 10-year weighting reflected in the Index is rebalanced monthly in order to seek to enable the Index to maintain approximately its target exposure of a 1.00 point change for every 0.01% change in the 10-year yield.  The 10-year weighting is based on the available market data on each rebalancing date relating to the applicable 10-year Treasury futures contract price and modified duration of the then current CTD note underlying the relevant Treasury futures contract.  However, the 10-year weighting used to calculate the Index level may not be optimal on a given index business day during the period between monthly rebalancing dates, and accordingly the target exposure of the Index may not be achieved on such index business day.  The weighting may not be optimal as a result of, among other factors:

o    a change in market conditions between rebalancing dates may occur that causes the Treasury futures contract price and/or the modified duration of the applicable CTD note used to calculate the relevant 10-year weighting as of the previous rebalancing date to not reflect sufficiently the actual price of the relevant Treasury futures contract or the actual modified duration of the applicable CTD note, as the case may be, on the relevant calculation date;

o    the modified duration of the relevant CTD note used to calculate the 10-year weighting as of the previous rebalancing date may fail to reflect accurately the change in the price of the relevant CTD note in response to a change in the corresponding yield; or

o    the CTD note underlying the relevant 10-year Treasury futures contract may be replaced by another eligible-to-deliver note that becomes the CTD note between rebalancing dates, and such subsequent CTD note may bear different specifications and characteristics than the CTD note used for purposes of the rebalancing date.

The 10-Year U.S. Treasury Yield Has Historically Reverted to a Long-Term Mean Level, and Any Increase in the 10-Year Yield May Be Constrained

Historically, the available yields on 10-year Treasury notes have, over the long-term, tended to move within a historical mean range.  If this trend continues over the term of your ETNs, any short-term increase in the 10-year yield may not be sustained and, in the long-term, the 10-year yield may remain within its historical mean range.  As a result, the potential for any long-term decrease in the level of the Index, and therefore, the value of your ETNs, may be constrained by this trend.

Historical U.S. Treasury Yield Patterns May Not Provide an Accurate Prediction as to Future Movements in the 10-Year Yield

Changes in the yields available for 10-year Treasury notes generally tend to reflect shifting market expectations about the direction of U.S. monetary policy and inflationary expectations in the economy, as well as supply and demand factors impacting 10-year Treasury notes, among other factors.

For example, market expectations of a relatively expansionary U.S. monetary policy may result in an increase in the yields available for longer-term U.S. Treasury securities, including the 10-year yield.  Conversely, market expectations of a contractionary U.S. monetary policy may result in a reduction in the yields available for longer-term U.S. Treasury securities, including the 10-year yield.

As another example, market expectations of an increase in the future rate of inflation may lead investors to demand higher yields on longer-term U.S. Treasury securities, including 10-year Treasury notes.  Conversely, investors that expect the future rate of inflation to decrease might accept relatively lower yields on longer-term U.S. Treasury securities, including 10-year Treasury notes.

Furthermore, excess supply of, and demand for, 10-year Treasury notes could lead to changes in the yields for such securities.  For example, excess supply in the market for 10-year Treasury notes would generally lead to a decrease in price — and a resulting increase in the yield — for 10-year Treasury notes.  Conversely, unusually high demand in the market for 10-year Treasury notes would generally lead to an increase in price — and a resulting decrease in the yield — for 10-year Treasury notes.

However, despite these historically-observed relationships between the prices of U.S. Treasury notes and monetary policy expectations, the rate of inflation and the supply of and demand for U.S. Treasury securities, there can be no assurance that such trends will occur during the term of the ETNs.  In particular, it is possible that 10-year yields may in fact decrease or remain unchanged during periods where investors are anticipating, for example, an expansionary U.S. monetary policy and an increase in the future rate of inflation.  Conversely, it is possible that 10-year yields may increase during periods where investors are expecting, for example, a contractionary U.S. monetary policy and a decrease in the future rate of inflation.

See “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors” below for a description of some of the additional factors that may affect 10-year yields and, in turn, affect the Index level, the market value of your ETNs and the payment you receive at maturity or upon early redemption.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date.  You may also sustain a significant loss if you sell your ETNs in the secondary market.  We expect that generally the prices of 10-year Treasury futures contracts will affect the Index, and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor.  Several other factors, many of which are beyond our control, and many of which could themselves affect the price of the relevant 10-year Treasury futures contract underlying the Index, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•      the prevailing prices and yields for U.S. Treasury securities of variable maturities in general;

•      the prices and yields of the eligible-to-deliver U.S. Treasury notes underlying 10-year Treasury futures contracts in particular and, at any given time, which note constitutes the cheapest-to-deliver note;

•      the prevailing spread between U.S. Treasury yields and the yields on investable fixed income securities and equity securities;

•      prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt;

•      market expectations of short-term and long-term interest rates on U.S. Treasury securities and the Federal Funds rate;

•      market expectations of the future rate of inflation in the United States;

•      market expectations of macroeconomic trends including economic cycles of growth and recession in the United States;

•      supply and demand for U.S. Treasury securities of different yields and maturities and for Treasury futures contracts;

•      changes in the fiscal policies of the U.S. government or the monetary policies of the U.S. Federal Reserve;

•      supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•      the effects of backwardation or contango in the market for 10-year Treasury futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts;

•      the time remaining to maturity of the ETNs;

•      the prevailing yields for 28-day U.S. Treasury bills;

•      the financial condition or credit rating of the U.S. government;

•      economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt;

•      the perceived creditworthiness of Barclays Bank PLC;

•      supply and demand in the listed and over-the-counter rates derivative markets; or

•      supply and demand as well as hedging activities in the rates-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

As a Result of the Index Multiplier, Any Changes in the Value on Your ETNs Will Not Occur at the Same Rate as the Corresponding Changes in the Value of the Index

The ETNs apply an index multiplier for purposes of calculating the closing indicative note value on each calendar day.  Because the ETNs are inversely linked to the performance of the Index, the index multiplier is set as a negative value in order for the ETNs to generate a positive return in response to a decrease in the Index level and to generate a negative return in response to an increase in the Index level, as applicable.  As a result of the index multiplier, and without taking into account the positive effect of the accrued daily interest and the negative effect of the daily investor fee and the index rolling cost, each ETN will record a $0.10 gain or loss for every 1.00 point decrease or increase, respectively, in the level of the Index.  The effect of the index multiplier is to decrease and invert the rate at which the value of the ETNs changes in response to changes in the underlying Index level.  Therefore, the value of the ETNs may not increase at the same rate as would a comparable “short” position in the Index that did not contain such an index multiplier.  Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to decrease significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the decrease in the level of the Index and the positive effect of the accrued daily interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

Changes in the 28-Day U.S. Treasury Bill Rate May Affect the Value of Your ETNs

The value of the ETNs is linked, in part, to the rate of interest that could be earned on an investment of the value of the ETNs at the T-Bill rate, which comprises the weekly investment rate for 28-day U.S. Treasury bills (as described in further detail under “Specific Terms of the ETNs”).  Changes in the prevailing  weekly investment rate for 28-day U.S. Treasury bills, and therefore the T-Bill rate, may affect the amount payable on your ETNs at maturity or upon early redemption and, therefore, the market value of your ETNs.  Any decrease in T-Bill rate will decrease the daily interest and the closing indicative note value and will, therefore, adversely affect the amount payable on your ETNs at maturity or upon early redemption.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of, as applicable, the Closing Indicative Note Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date.  In no event, however, will a valuation date for the ETNs be postponed by more than five trading days.  As a result, the maturity date or a redemption date for the ETNs could also be postponed to the third business day (in the case of the maturity date) or the fifth business day (in the case of a redemption date) following such valuation date.  If a valuation date is postponed until the fifth scheduled trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day. See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Future Prices of 10-Year Treasury Futures Contracts That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

The Index is composed of 10-year Treasury futures contracts rather than 10-year Treasury notes.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, Treasury futures contracts normally specify a certain date for delivery of their underlying eligible-to-deliver notes.  As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that provide for a later expiration.  Thus, for example, a Treasury futures contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October may be replaced by a contract that expires in November.  This process is referred to as “rolling”.  If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are comparatively lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “roll yield.”  The 10-year Treasury futures contracts underlying the Index have historically exhibited consistent periods of backwardation.  As the Index is designed to track the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts, the effect of a backwardation trading environment on the relevant 10-year Treasury futures contract underlying the Index could contribute to a potentially significant increase in the Index level and, accordingly, decrease significantly the payment you receive at maturity or upon early redemption.

The Closing Price of the Relevant 10-Year Treasury Futures Contract Underlying the Index May Not Be Readily Available

As described in the section entitled “The Index” in this pricing supplement, the closing price of the relevant 10-year Treasury futures contract underlying the Index is calculated and published by the CBOT.  The closing price of the relevant Treasury futures contract is used to calculate the level of the Index.  Any disruption in CBOT trading of the relevant Treasury futures contract could delay the release or availability of the closing price.  This may delay or prevent the calculation of the Index.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index is currently based solely on futures contracts traded on the CBOT, a regulated futures exchange (referred to in the United States as a “designated contract market”).  If these exchange-traded futures contracts cease to exist, the Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the CBOT, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the level of the Index will fall or rise.  The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index.

The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially 10-Affect the ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index, and Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the index sponsor.  The index sponsor is responsible for the composition, calculation and maintenance of the Index.  As discussed in the section entitled “The Index—Modifications to the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by the index sponsor and the exercise of the kinds of discretion described above and in the section entitled “The Index—Modifications to the Index” in this pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, the issuer of the ETNs, is its parent company and the owner of the Index.  The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the ETNs and Their Market Value

The policies of the index sponsor, Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, concerning the calculation of the level of the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity.

The index sponsor may modify the methodology for calculating the level of the Index.  In addition, as described in “The Index—Modifications to the Index” in this pricing supplement, under a number of circumstances the index sponsor may make certain changes to the way in which the Index is calculated.  The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the level of the Index.  Any such changes could adversely affect the value of your ETNs.

If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuance or Modification of the Index” and “—Role of Calculation Agent”.

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on CBOE BZX. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors.”

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we plan to list the ETNs on CBOE BZX, there can be no assurance that a trading market for the ETNs will exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on CBOE BZX or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we intend to sell a portion of the

ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Note Value and/or the Intraday Indicative Note Value

The ETNs may trade at a substantial premium to or discount from the closing indicative note value and/or the intraday indicative note value.  The closing indicative note value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative note value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists. If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative note value and/or the intraday indicative note value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional notes), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative note value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place. Furthermore, if you sell your ETNs at a price which reflects a discount below the closing indicative note value, you may experience a significant loss.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete. We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. In addition, paying a premium purchase price over the intraday indicative note value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative note value, you may experience a significant loss.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. Accordingly, if you hold fewer than 5,000 ETNs or fewer than 5,000 ETNs are outstanding, you will not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right.  The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative note value and/or intraday indicative note value.  The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market.  A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.

In addition, if the ETNs undergo a reverse split, the number of ETNs required in order to exercise your right to redeem the ETNs will not be adjusted.  As a result, because a reverse split will increase the closing indicative note value of the ETNs and will reduce the number of ETNs outstanding, a reverse split may adversely affect your ability to exercise your right to redeem your ETNs.

You may only redeem your ETNs on a redemption date if we receive a notice of holder redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of holder redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date.  If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Your notice of holder redemption and confirmation of holder redemption will not be effective until we confirm receipt.  See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent.  We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion.  In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative note value or the prevailing market price at the time such sale is made. However, we are under no obligation to create or sell additional ETNs at any time.

Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of Distribution” in this pricing supplement for more information.

Risks Relating to the ETNs Generally

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the ETNs, by acquiring the ETNs, each holder of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the ETNs losing all or a part of the value of your investment in the ETNs or receiving a different security from the ETNs, which may be worth significantly less than the ETNs and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the ETNs. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs will not be a default or an event of default and the Trustee (as defined herein) will not be liable for any action that the Trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K.

resolution authority” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent.  The calculation agent will, among other things, determine the amount of the return paid out to you on the ETNs at maturity or upon early redemption.  For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs.  If events such as these occur, or if the level of the Index is not available or cannot be calculated because of an index disruption event or a force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date.  This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions.  Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Treasury Futures Contracts or Related Interest Rate Futures or Related Instruments May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing futures or options on interest rates or the Index, or other derivative instruments with returns linked to interest rates or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing.  Any of these hedging activities may adversely affect the prevailing price for the relevant underlying 10-year Treasury futures contract and the level of the Index and, therefore, the market value of the ETNs.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in futures or options on interest rates or the Index, or other derivative instruments with returns linked to interest rates or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers.  Any of these activities may adversely affect the prevailing price for the relevant underlying 10-year Treasury futures contract and the level of the Index and, therefore, the market value of the ETNs.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.  With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Index Administration, a distinct function within the

Investment Bank of Barclays Bank PLC, as index sponsor as described under “—The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially 10-Affect the ETNs in Various Ways and Create Conflicts of Interest,” we and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to futures or options on interest rates or the Index, or other derivative instruments with returns linked to futures, interest rates or the Index that are not for the accounts of holders of the ETNs or on their behalf.  These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management.  These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published, and in the future expect to publish, research reports with respect to Treasury futures contracts and interest rates.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of your investment.  Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the prevailing prices of Treasury futures contracts and the level of the Index and, therefore, the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the IRS could assert that the ETNs should be taxed in a manner that is different from that described in this pricing supplement. As discussed further below, the U.S. Treasury Department and the IRS issued a notice in 2007 indicating that the U.S. Treasury Department and the IRS are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income.  It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

Moreover, the ETNs might be treated as debt instruments. In that event, if you are a U.S. Holder, you will be required under Treasury regulations relating to the taxation of “contingent payment debt instruments” to accrue into income original issue discount on the ETNs every year at a “comparable yield” determined at the time of issuance and recognize any gain on the ETNs as ordinary income. It is also possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components.  In this case, it is possible that Section 1256 of the Internal Revenue Code (the “Code”) could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances.  If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below.  You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the ETNs such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the ETNs, or amendment of the amount of interest or any other amounts due on the ETNs, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the ETNs solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the ETNs further acknowledges and agrees that the rights of the holders or beneficial owners of the ETNs are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

U.S. TREASURY NOTES AND
FUTURES CONTRACTS

We have derived certain information in this section from publicly available information.  We have not independently verified this information.

U.S. Treasury notes are coupon-bearing U.S. government debt instruments with maturities of between two and ten years.  U.S. Treasury note futures contracts (“Treasury futures contracts”) are legally binding agreements for the buying or selling of U.S. Treasury notes at a fixed price for physical settlement on a future date.  Treasury futures contracts permit the delivery in satisfaction of a maturing contract of any one of a pre-specified basket of eligible U.S. Treasury notes.

10-year Treasury futures contracts have a face value of $100,000 and require the delivery of a U.S. Treasury note with a remaining maturity of at least six years and six months, but not more than ten years, from the first day of the delivery month. 10-year Treasury futures contracts are traded on the CBOT.  The closing prices of 10-year Treasury futures contracts are calculated by CBOT and reported on Bloomberg under symbol “TY”.

Price/Yield Relationship

As described in further detail below, the price of a 10-year Treasury futures contract will generally increase or decrease in response to a corresponding increase or decrease in the market price of its relevant underlying U.S. Treasury note.  The market price of any U.S. Treasury note is inversely related to its yield-to-maturity, or “yield”.  A note’s yield is calculated as the internal rate of return that would cause the sum of the expected future cash flows generated by the note (including the interest payments and the principal amount due on the note), discounted to present value, to equal the note’s current purchase price.  As the dollar amount of the remaining cash flows payable on a U.S. Treasury note until its maturity (i.e., interest payments and principal) do not change, a note’s yield will increase when the market price of the note decreases, and vice versa.  The prevailing yield for a U.S. Treasury note is reported as an annual percentage rate.

The current yields for 10-year Treasury notes are published by common data providers such as Bloomberg based on their reported trading prices.  Aggregate yields for 10-year Treasury notes are published on Bloomberg page USGG10YR Index.

U.S. Treasury Yields and Their
Relationship to Broader Market Factors

U.S. Treasury yields tends to indicate the market’s expectations about the direction of U.S. monetary policy and inflationary expectations in the economy, as well as supply and demand factors impacting U.S. Treasury notes of different maturities, among other factors.

For example, market expectations of a relatively expansionary U.S. monetary policy may result in an increase in the yields available for longer-term U.S. Treasury securities, including the 10-year yield.  Conversely, market expectations of a contractionary U.S. monetary policy may result in a reduction in the yields available for longer-term U.S. Treasury securities, including the 10-year yield.

As another example, market expectations of an increase in the future rate of inflation may lead investors to demand higher yields for longer-term U.S. Treasury securities, including 10-year Treasury notes.  Conversely, investors that expect the future rate of inflation to decrease might accept relatively lower yields on longer-term U.S. Treasury securities, including 10-year Treasury notes.

Furthermore, excess supply of, and demand for, 10-year Treasury notes could lead to changes in the yields for such securities.  For example, excess supply in the market for 10-year Treasury notes would generally lead to a decrease in price — and a resulting increase in the yield — for 10-year Treasury notes.  Conversely, unusually high demand in the market for 10-year Treasury notes would generally lead to an increase in price — and a resulting decrease in the yield — for 10-year Treasury notes.

However, as described under “Risk Factors—Historical U.S. Treasury Yield Patterns May Not Provide an Accurate Prediction as to Future Movements in the 10-Year Yield”, U.S. Treasury yield movements are highly unpredictable and may deviate, even significantly, from the trends described above.  Investors must make their independent assessments as to the future direction of the 10-year yield.  The trends described above are illustrative only and there is no guarantee that these trends will be observed during the term of the ETNs.

Modified Duration

The concept of “modified duration” relates to the expected percentage change, or sensitivity, in a note’s price for a given change in yield.  In general, as yields increase, modified duration decreases; as yields decline, modified duration increases.  Modified duration approximates the expected percentage change in the price of the note for a small change in yield through the following formula:

For example, a 10-year note with a modified duration of 8 implies that if its yield were to increase by 0.01% (for example, due to a 0.01% increase in the prevailing 10-year interest rate), one would expect a 0.08% decrease in the price of such note.  Modified duration, therefore, provides a useful indication of the price volatility of a U.S. Treasury note.  Moreover, the modified duration of a CTD note underlying a particular Treasury futures contract may also provide a useful indication of the expected change in price of that Treasury futures contract for a given change in the CTD note yield.  However, as described in “Risk Factors—There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Increase or Decrease, Respectively, in the 10-Year Yield”, modified duration serves only as an approximation of the expected change in the price of a note in response to a corresponding change in yield, and its accuracy and reliability decrease as the relevant change in yield increases.

A longer-maturity note will generally tend to demonstrate greater price sensitivity to changes in yields than a shorter-maturity note with the same coupon rate, since the implications of yield movements are felt over longer periods of time.  Therefore, the modified duration of notes with longer maturities (such as 10-year Treasury notes) will generally exceed the modified duration of notes with shorter maturities (such as, for example, 2-year or 5-year Treasury notes).

The modified duration of the CTD note (as described below) underlying the relevant 10-year Treasury futures contract is published on http://indices.barclays and can also be accessed on Bloomberg as follows: (a) access the Bloomberg page for the relevant 10-year Treasury futures contract; (b) apply the “DLV” function, which will indicate the CTD note for the relevant Treasury futures contract as the first in a list of the current eligible-to-deliver notes for that Treasury futures contract; (c) access the relevant CTD note’s Bloomberg page; and (d) apply the “YA” function, which will indicate the current modified duration of the relevant

CTD note under the heading “Adj/Mod Duration”. Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Cheapest-to-Deliver Notes

By their terms, U.S. Treasury note futures contracts permit the delivery in satisfaction of a maturing futures contract of any one of a pre-specified basket of eligible U.S. Treasury notes.  Because of the broadly defined delivery specifications, a significant number of securities, varying in terms of coupon and maturity, may be eligible for delivery at the time of settlement.

The varied pricing terms available in the basket of eligible-to-deliver notes are reflected in the Treasury futures contract by making an adjustment to the invoice price due at the time of settlement.  Treasury futures contracts utilize a “conversion factor” to calculate the invoice price in order to properly reflect the value of the security that is tendered.  The objective of the conversion factor is to eliminate any potential gain or loss that the seller might otherwise incur by choosing to deliver one particular security at the time of settlement over another eligible-to-deliver note (which, as described above, may bear different coupon and maturity specifications than the relevant note selected for delivery).  However, even after application of the conversion factor, some discrepancies in the market prices of the eligible-to-deliver U.S. Treasury notes and the adjusted settlement price of the futures contract are likely to remain.  As a result, one of the U.S. Treasury notes eligible for delivery will be the “cheapest-to-deliver” – i.e., its market price relative to the adjusted settlement price for the futures contract is such that its delivery will result in the greatest gain or smallest loss to the seller.

Relationship Between
Yields and Futures Prices

The change in price of a Treasury futures contract is related directly to two components: (1) the change in price of the current cheapest-to-deliver U.S. Treasury note underlying the relevant Treasury futures contract (the “CTD note”) and (2) the changes in the prices of the other eligible-to-deliver notes, as they become more or less likely to take the role of CTD note upon the maturity of the futures contract.  The market price of a Treasury futures contract will generally increase in response to an increase in the price of its underlying CTD note, since the owner of the futures contract would receive a more valuable note upon maturity of the relevant Treasury futures contract.  In contrast, the market price of a Treasury futures contract will generally decrease in response to a decrease in the price of its underlying CTD note, since the owner of the futures contract would receive a less valuable note upon maturity of the relevant Treasury futures contract.

Price quotations for 10-year Treasury futures contracts

Market prices of 10-year Treasury futures contracts are quoted as a percentage of the par value of the relevant futures contract to the nearest 1/64th of 1.00% of par.  For example, a 10-year Treasury futures contract quoted at 106-40 equates to a value of 106% of par plus 40/64ths, with a decimal equivalent of 106.625 and a dollar value of $106,625.00.  For purposes of calculating the Index, the relevant 10-year Treasury futures contract price is calculated using the decimal equivalent of its publicly quoted price.

THE INDEX

The Barclays 10Y US Treasury Futures Targeted Exposure Index™ (the “Index”) tracks the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts, as traded on the CBOT.

For purposes of the Index, a “long” position in relation to 10-year Treasury futures contracts reflects a commitment to purchase a given number of such futures contracts at a specified price on a particular date in the future with the objective of benefitting from any increase in the market price of the 10-year Treasury futures contracts over the specified price on the given purchase date.  If the market price of the 10-year Treasury futures contracts is higher than the specified price on such later date, the holder of the long position will be able to purchase the 10-year Treasury futures contracts at the specified price and sell them at the higher, market price.  The payment obligations under the position are not due prior to the applicable purchase or delivery date.

The Index seeks to produce returns that track movements in response to an increase or decrease, as applicable, in the yields available to investors purchasing 10-year Treasury notes.  Specifically, the level of the Index is expected to decrease in response to an increase in 10-year Treasury note yields and to increase in response to a decrease in 10-year Treasury note yields.  The Index targets a fixed level of sensitivity to changes in the yield of the current “cheapest-to-deliver” note (“CTD note”) underlying the relevant 10-year Treasury futures contract (the “10-year yield”) at a given point in time.  The Index seeks to achieve its target sensitivity through the allocation of a weighting to the relevant 10-year Treasury futures contract underlying the Index (the “10-year weighting”).

The 10-year weighting is rebalanced on a monthly basis according to the prevailing price of the relevant 10-year Treasury futures contract underlying the Index at the time the weighting is allocated, and the modified duration of the current CTD note underlying the relevant 10-year Treasury futures contract at such time.  This monthly rebalancing process seeks to enable the Index to maintain approximately its target level of sensitivity to changes in the 10-year yield throughout the term of the ETNs.  Specifically, the 10-year weighting is designed to produce, but is not guaranteed to deliver, a 1.00 point decrease in the level of the Index for every 0.01% increase in the 10-year yield, and a 1.00 point increase in the level of the Index for every 0.01% decrease in the 10-year yield.

At any given time, the relevant 10-year Treasury futures contract underlying the Index constitutes either the contract closest to expiration (the “front Treasury futures contract”), or the next futures contract scheduled to expire immediately following the front Treasury futures contract (the “front next Treasury futures contract”).  Every quarter, the Index maintains its notional position in relation to the 10-year Treasury futures contracts by rolling into the front next Treasury futures contracts over a three-day period.

This strategy of obtaining exposure to U.S. Treasury yields through an investment linked to Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract.  Specifically, we expect that an increase in the 10-year yield will generally correspond with a proportional decrease in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in a decrease in the Index level.  Conversely, we expect that a decrease in the 10-year yield will generally correspond with a proportional increase in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in an increase in the Index level.  In addition, the Index uses modified duration (as described further herein) to calculate the relative weight of the relevant 10-year Treasury futures contract underlying the Index because modified duration provides a general indication of the relationship between the price and the yield of a particular U.S. Treasury note.

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index (the “index owner”).  The Index is administered and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.  The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index.  While the index sponsor is responsible for the operation of the Index, certain aspects have thus been outsourced to the index calculation agent.  The index calculation agent calculates the closing level of the Index at the close of business, New York City time, on each index business day and the index sponsor publishes it on http://indices.barclays (or any successor site) shortly thereafter.  Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The closing level of the Index is also reported on Bloomberg page BXIITETY<Index>, and the intraday level of the Index is reported on Bloomberg page BXRTTETY <Index>.  The Index is denominated in U.S. dollars.

Index Construction

The Index uses Treasury futures contracts to create a fixed level of sensitivity to the relative changes in the yield of the CTD note for the relevant 10-year Treasury futures contract underlying the Index.

The level of exposure of the Index to changes in the 10-year yield is determined by a weighting mechanism applied to the 10-year Treasury futures contract according to:

(1)  the prevailing price of the 10-year Treasury futures contract and the modified duration of the current CTD note underlying the Treasury futures contract at the time the weighting is allocated;

(2)  a monthly rebalancing process whereby any changes in the price of the 10-year Treasury futures contract, any changes in the modified duration of the current CTD note underlying the Treasury futures contract, or any changes in the applicable CTD note itself, are identified; and

(3)  the quarterly rolling of the 10-year Treasury futures contract as the expiration of the relevant front Treasury futures contract approaches.

Futures Roll Mechanism

As futures contracts, by their terms, have stated expiration dates, the Index maintains its exposure to the 10-year Treasury futures contract by closing out its notional position in relation to the expiring front Treasury futures contract on a quarterly basis and establishing an equivalent position in the front next Treasury futures contract, a process referred to as “rolling”.  During each month immediately preceding a delivery month (i.e., February, May, August and November, and each, a “roll month”), rolls occur over three consecutive index business days, commencing two index business days before the “rebalancing date”, which in every month is the index business day immediately preceding the last index business day of the month.  These three index business days are referred to as “roll days” (and, together, a “roll period”), comprising a “first roll day”, a “second roll day” and a “third roll day” (each as defined below).

•      At the close of the second index business day before the rebalancing date in the relevant roll month (the “first roll day”), one-third of the weighting in the 10-year Treasury futures contract is transferred from the front Treasury futures contract to the front next Treasury futures contract, such that on the index business day immediately following the first roll day (the “second roll day”) the Index level is calculated using a weighted return comprising:

•     Two-thirds: the change in the price of the front Treasury futures contract from the close of business on the index business day immediately preceding the first roll day to the close of business on the first roll day; and

•     One-third: the change in the price of the front next Treasury futures contract from the close of business on the index business day immediately preceding the first roll day to the close of business on the first roll day.

•      At the close of the second roll day, an additional one-third of the weighting in the 10-year Treasury futures contract is transferred from the front Treasury futures contract to the front next Treasury futures contract, such that on the index business day immediately following the second roll day (the “third roll day”, which is also a rebalancing date) the Index level is calculated using a weighted return comprising:

•     One-third: the change in the price of the front Treasury futures contract from the close of business on the first roll day to the close of business on the second roll day; and

•     Two-thirds: the change in the price of the front next Treasury futures contract from the close of business on the first roll day to the close of business on the second roll day.

•      At the close of the third roll day, the remaining one-third of the weighting in the 10-year Treasury futures contract is transferred from the front Treasury futures contract to the front next Treasury futures contract, such that on the final index business day of the relevant roll month, the Index level is calculated using a weighted return comprised entirely of the change in the price of the front next Treasury futures contract from the close of business on the third roll day to the close of business on the that final index business day of the roll month.  The applicable front next Treasury futures contract becomes the front Treasury futures contract when the current front Treasury futures contract expires.

All Treasury futures contracts prices shall be the relevant closing prices on the CBOT.

Weighting and Futures Rebalancing Mechanism

The 10-year Treasury futures contract underlying the Index is weighted in a manner designed to maintain a fixed level of sensitivity (referred to as the “Target Exposure” in the 10-year weighting calculation formulas below) to changes in the yields of its underlying CTD note.  The Index rebalances the weight of its notional position in relation to the Treasury futures contract on a monthly basis at the close of business on the rebalancing date (which, in each roll month, is also the third roll day).  The rebalanced 10-year weighting is used to calculate the level of the Index starting from the index business day immediately following the rebalancing date (i.e., the final index business day of the relevant month) until the close of business of the next rebalancing date.

The 10-year weighting expresses the relative weight in the Index of the notional position in relation to the applicable 10-year Treasury futures contract.  It is equal to:

Where:

“W10” = the 10-year weighting on the applicable rebalancing date;

“Target Exposure” = 100 (which represents the target 1.00 change in the level of the Index for each 0.01% decrease or increase in the 10-year yield); and

“F10” = the closing price on the CBOT of the relevant 10-year Treasury futures contract as at the close of the index business day immediately preceding the rebalancing date, as published on the CBOT website (www.cmegroup.com) or successor website and, if such price is not available, as published on the relevant Bloomberg or ICE Data Indices, LLC pages, as determined in the index sponsor’s sole discretion;

“D10” = the modified duration of the CTD note for the relevant 10-year Treasury futures contract as of the close of the index business day immediately preceding the rebalancing date as published on Bloomberg (see “U.S. Treasury Notes and Futures Contracts—Modified Duration” for instructions on accessing this value); and

“T10” = the number of months between the next rebalancing date and the middle of the delivery month of the relevant 10-year Treasury futures contract, rounded to the nearest half month.

The value  is intended to approximate the price sensitivity of the 10-year

Treasury futures contract relative to changes in the underlying 10-year yield over the one month period between the current rebalancing date and the next rebalancing date.

For more information regarding the concepts of “modified duration” and CTD notes, see “U.S. Treasury Notes and Futures Contracts—Modified Duration” and “—Cheapest-to-Deliver Notes”, respectively.

The following graph indicates the historical 10-year weighting used to calculate the Index over the period from April 29, 1999 through January 30, 2020.  Neither the historical 10-year weighting, nor the historical patterns of increase or decrease in the 10-year weighting, should be taken as an indication of future performance.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Calculation of the Index

The Index is calculated at the close of business, New York City time, on each index business day and is equal to:

Where:

“It” = the level of the Index at the close of the relevant index business day for which the level of the Index is being calculated (day t);

“It-1” = the level of the Index at the close of the index business day immediately preceding day t (day t-1);

“W10” = the 10-year futures weighting, as calculated on the immediately preceding rebalancing date.  Where day t is also a rebalancing date, “W10” shall equal the 10-year weighting calculated on the immediately preceding rebalancing date; and

“P10” = the change in the price of the relevant 10-year Treasury futures contract from the close of business on day t-1 to the close of business on day t, except:

On the second roll day, P10 is (a) (i) two-thirds times (ii) the change in the price of the front Treasury futures contract from the close of business on the first roll day to the close of business on the second roll day, plus (b) (i) one-third times (ii) the change in the price of the front next Treasury futures contract from the close of business on the first roll day to the close of business on the second roll day.

On the third roll day, P10 is (a) (i) one-third times (ii) the change in the price of the front Treasury futures contract from the close of business on the second roll day to the close of business on the third roll day, plus (b) (i) two-thirds times (ii) the change in the price of the front next Treasury futures contract from the close of business on the second roll day to the close of business on the third roll day.

Historical Examples of the
Index Calculation

Calculation of the Index on September 30, 2009

Set forth below is an illustration of how the level of the Index was calculated on a particular index business day (September 30, 2009) based on the calculation methodology described above, as well as how the relevant increase of the Index level on that day corresponded with a steepening of the yield curve.

Step #1: Identifying the level of the Index as of the immediately preceding index business day

The first step in calculating the level of the Index on September 30, 2009 (day t) is to identify the level of the Index at the close of the immediately preceding index business day, September 29, 2009 (day t-1).  On September 29, 2009, the closing level of the Index was 783.4372.

Therefore,

For purposes of comparison, the prevailing 10-year yield on September 29, 2009 (day t-1) was 2.8611%.

Step #2: Calculating the 10-year weighting

The second step is to identify the 10-year weighting for the relevant 10-year Treasury futures contract underlying the Index. The weighting is determined as of the immediately preceding rebalancing date, which was September 29, 2009.

At the close of the index business day immediately preceding the last rebalancing date (September 28, 2009), the CBOT price for the relevant 10-year Treasury futures contract underlying the Index was 118.1875 and the modified duration of the CTD note underlying that 10-year Treasury futures contract was 5.9064.  There were also 1½ months between the next rebalancing date (October 28, 2009) and the middle of the delivery month of the relevant 10-year Treasury futures contract (December 2009).  Based on these values, the 10-year weighting for the 10-year Treasury futures contract underlying the Index can be calculated as follows:

Step #3: Identifying the change in the price of the relevant 10-year Treasury futures contract underlying the Index

The third step is to identify the change in the price of the relevant 10-year Treasury futures contract from the close of the immediately preceding index business day, September 29, 2009 (day t-1), to the close on September 30, 2009 (day t).

The closing prices for the 10-year Treasury futures contract on September 29, 2009 and September 30, 2009 were 118.2969 and 118.3281, respectively.

Therefore, P10 = 0.0313.

Step #4: Calculating the level of the Index

Based on the values identified and calculated in Steps 1-3 above, the level of the Index on September 30, 2009 can be calculated as follows:

For purposes of comparison, this 0.46 point increase in the Index level between September 29, 2009 and September 30, 2009 compared to a 0.009% (0.9 basis points) decrease in the 10-year yield.

Calculation of the Index on October 1, 2009

Set forth below is an illustration of how the level of the Index was calculated on the immediately following index business day (October 1, 2009), as well as how the performance of the Index on that day compared to the underlying movement in the 10-year yield.  Since the Index level and the closing price for the 10-year Treasury futures contract on the immediately preceding index business day (September 29, 2009) are provided in the above example, and the 10-year weighting for the Treasury futures contract included in the Index remained constant between September 30, 2009 and October 1, 2009, only two additional steps are required to calculate the Index level on October 1, 2009:

Step #1: Identifying the change in the price of the relevant 10-year Treasury futures contract underlying the Index

The closing price for the 10-year Treasury futures contract on October 1, 2009 was 119.2656, representing a 0.9375 increase in the 10-year Treasury futures contract price.

Therefore, P10 = 0.9375.

Step #2: Calculating the level of the Index

Based on the values provided above in “Calculation of the Index on September 30, 2009”, the level of the Index on October 1, 2009 can be calculated as follows:

For purposes of comparison, this 13.75 point increase in the Index level between September 30, 2009 and October 1, 2009 compared to a 0.128% (12.8 basis points) decrease in the 10-year yield.

See “Risk Factors—There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Increase or Decrease Respectively, in the 10-Year Yield” for a description of some of the factors that may prevent the Index from decreasing or increasing

1.00 point for every 0.01% change in the 10-year yield.

Hypothetical and Actual Historical Performance of the Index

The level of the Index is deemed to have been 0.0000 on April 29, 1999, which is referred to as the “index commencement date”.  The index sponsor began calculating the Index on July 2, 2010.  Therefore, the historical information for the period from April 29, 1999 until July 1, 2010, is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begun calculating the Index on the index commencement date using the methodology it currently uses.  This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index.  Historical information for the period from and after July 2, 2010 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources.  The index sponsor has not independently verified the information extracted from these sources.

The following table illustrates the annual performance of the Index based on the daily closing levels of the Index from the index commencement date through January 30, 2020.  The hypothetical and actual historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase sufficiently to cause holders of the ETNs to receive any return on their initial investment at maturity or upon early redemption of such ETNs.

The hypothetical and actual historical performance of the Index shown below does not represent the performance of the ETNs, which are subject to certain costs and fees.

Date	Level of the Index

April 29, 1999	0.0000
December 31, 1999	-108.536
December 29, 2000	51.31025
December 31, 2001	107.3674
December 31, 2002	348.0378
December 31, 2003	394.6644

December 31, 2004	464.8512
December 30, 2005	456.0653
December 29, 2006	429.6308
December 31, 2007	541.5234
December 31, 2008	811.5599
December 31, 2009	760.6067
December 31, 2010	889.1028
December 30, 2011	1,093.4493
December 31, 2012	1,149.4855
December 31, 2013	1,084.0188
December 31, 2014	1,179.8333
December 31, 2015	1,200.8236
December 30, 2016	1,206.0020
December 29, 2017	1,220.9960
December 31, 2018	1,212.1290
December 31, 2019	1,280.0110
January 30, 2020	1,315.8750

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph compares the hypothetical and actual historical performance of the Index to the corresponding changes in the 10-year yield over the period from April 29, 1999 through  January 30, 2020.  We obtained the daily closing levels of the Index from Bloomberg page BXIITETY, and the 10-year yield values from the index sponsor.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. and from the index sponsor.

Neither the historical levels of the Index nor the historical movements in the 10-year yield, as each are illustrated below, should be taken as an indication of future performance.  No assurance can be given that the yields available for 10-year Treasury notes will increase during the term of the ETNs, or that the level of the Index will decrease sufficiently to cause holders of the ETNs to receive any return on their initial investment at maturity or upon early redemption of such ETNs.  See “Risk Factors—There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Increase or Decrease, Respectively, in the 10-Year Yield” for a description of certain factors that may cause the Index level to deviate, even significantly, from the underlying movements in the 10-year yield.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Modifications to the Index

The index sponsor does not presently intend to modify the Index as described above.  However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index.  The index sponsor will promptly publish any such modifications on http://indices.barclays. Information contained on the Barclays website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Index Disruption and Force Majeure Events

If, on any index business day, an “index disruption event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•      make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index level as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the index sponsor considers appropriate;

•      defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no index disruption event is occurring;

•      replace the 10-year Treasury futures contracts with successor reference assets that the index sponsor considers appropriate for the purposes of continuing the Index;

•      defer or suspend publication of the Index in its sole discretion at any time; and/or

•      discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level.

Any of the following will be an “index disruption event”:

•      a material limitation, suspension or disruption in the trading of 10-year Treasury futures contracts (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of 10-year Treasury futures contracts imposed by the CBOT by reason of movements exceeding “limit up” or “limit down” levels permitted by the CBOT) that results in a failure by the

CBOT to report the closing price of 10-year Treasury futures contracts on any index business day;

•      the index sponsor determines, in its sole discretion, that 10-year Treasury futures contracts have ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor;

•      the index sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of 10-year Treasury futures contracts has occurred, and/or (b) any event or measure that results in 10-year Treasury futures contracts being changed or altered has occurred;

•      the index sponsor deems it necessary, at any time and in its sole discretion, to replace 10-year Treasury futures contracts with an appropriate successor in order to maintain the objectives of the Index;

•      the index sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change the 10-year Treasury futures contracts or the methodology used to compose or calculate the Index level;

•      an index force majeure event, as defined below, that lasts for at least 20 consecutive calendar days; and/or

•      any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an index disruption event:

•      a limitation on the hours or numbers of days of trading on the CBOT, but only if the limitation results from an announced change in the regular business hours of the CBOT.

If, on any index business day, an “index force majeure event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•      make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index level as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the index sponsor considers appropriate; and/or

•      defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no index force majeure event is occurring.

An “index force majeure event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index and/or 10-year Treasury futures contracts.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to calculate the Index level, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the Index level.

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.  Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Adjustments

The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level.

Roll/Rebalancing Adjustments

If, on any roll day, a “roll/rebalancing adjustment event” occurs, then the contract weight for the relevant front Treasury futures contract will not decrease by one-third, and the portion of the roll that would otherwise have taken place on such index business day (the “deferred portion”) will roll on the next index business day on which no roll/rebalancing adjustment event is occurring.  If roll/rebalancing adjustment events occur on successive roll days, then all deferred portions will roll on the next index business day on which no roll/rebalancing adjustment event is occurring.  If such next index business day is also a roll day, then both the deferred portion(s) and the portion scheduled to roll on such roll day will roll on such next index business day.  If the roll of the front Treasury futures contract into the front next Treasury futures contract is not completed during the roll period as a result of the occurrence of one or more roll/rebalancing adjustment events on one or more roll days, then the deferred portion(s) will roll on the first index business day after the roll period on which no roll/rebalancing adjustment event is occurring.

If, on any rebalancing date, a roll/rebalancing adjustment event occurs, then the rebalancing that would otherwise have taken place on such rebalancing date will take place on the next index business day on which no roll/rebalancing adjustment event is occurring.

Any of the following will constitute a “roll/rebalancing adjustment event”:

•      the CBOT or other price source is not open for trading;

•      a failure by the CBOT or other price source to announce or publish the closing price of 10-year Treasury futures contracts;

•      a material limitation, suspension, or disruption of trading in 10-year Treasury futures contracts;

•      the closing price of 10-year Treasury futures contracts is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the CBOT rules; or

•      any other event that the index sponsor determines may materially interfere with the proper functioning of the CBOT, including the ability of participants on the CBOT to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the 10-year Treasury futures contracts.

Changes in the Availability of Information Relating to CTD Notes

As described above under “The Index—Index Construction—Weighting and Futures Rebalancing Mechanism”, the Index requires information relating to the CTD note for the relevant 10-year Treasury futures contract underlying the Index in order to rebalance the Index.  Such information includes the identification of the CTD note for the relevant 10-year Treasury futures contract and the information required to calculate the modified duration for each such CTD note.  If this CTD note information is unavailable on the applicable rebalancing date, the index sponsor may use the most recent publicly available information relating to the relevant CTD note as an alternative source or any other information that the index sponsor, in its sole discretion, acting in good faith and in a commercially reasonable manner, determines is a reasonable and fair approximation of the CTD note information required to calculate the Index.

Trademarks

The Barclays 10Y US Treasury Futures Targeted Exposure Index™ is a trademark of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index.  The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein.  Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such value) and any use to which any person may put the Index or the level of the Index.  In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control.  We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of the ETNs include, but are not limited to, the prevailing prices and yields for U.S. Treasury securities of variable maturities in general; the prices and yields of the eligible-to-deliver U.S. Treasury notes underlying 10-year Treasury futures contracts in particular and, at any given time, which note constitutes the cheapest-to-deliver note; the prevailing spread between U.S. Treasury yields and the yields on investable fixed income securities and equity securities; prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt; market expectations of short-term and long-term interest rates on U.S. Treasury securities and the Federal Funds rate; market expectations of the future rate of inflation in the United States; market expectations of macroeconomic trends including economic cycles of growth and recession in the United States; supply and demand for U.S. Treasury securities of different yields and maturities and for Treasury futures contracts; changes in the fiscal policies of the U.S. government or the monetary policies of the U.S. Federal Reserve; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory; the effects of backwardation or contango in the market for 10-year Treasury futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts; the time remaining to maturity of the ETNs; the prevailing yields for 28-day U.S. Treasury bills; the financial condition or credit rating of the U.S. government; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter rates derivative markets; or supply and demand as well as hedging activities in the rates-linked structured product markets.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Note Value

The “intraday indicative note value” is published for reference purposes only and is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative note value of the ETNs from the previous day.  Intraday indicative note value differs from closing indicative note value in two important respects.  First, intraday indicative note value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative note value for the immediately preceding calendar day.  Second, the intraday indicative note value only reflects the daily interest and the accrued daily investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the daily interest or the daily investor fee accruing during the course of the current day.

The intraday indicative note value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative note value of the ETNs will be calculated and published by ICE Data Indices, LLC on each trading day under the ticker symbol BTYS.IV.

In connection with the ETNs, we use the term “intraday indicative note value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Note Value = (1) the closing indicative note value on the calendar day immediately preceding such trading day plus (2) the then current intraday index performance amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0;

where, for purposes of calculating the intraday indicative note value:

Closing Indicative Note Value = The closing indicative note value of the ETNs as described in this pricing supplement;

Intraday Index Performance Amount = (1) the index multiplier times (2) the difference of (a) the most recently published level of the Index on such trading day minus (b) the closing level of the Index on the index business day immediately preceding such trading day; and

Index Multiplier = The index multiplier as described in this pricing supplement.

The intraday indicative note value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs. The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative note value.  See “Risk

Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Note Value and/or the Intraday Indicative Note Value” in this pricing supplement.

Published Index levels from the index sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative note value of your ETNs.  The actual trading price of the ETNs may be different from their intraday indicative note value.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly.  For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below.  The record date for the split will be the 9th business day after the announcement date.  The closing indicative note value and the index multiplier on such record date will be divided by 4 to reflect the 4:1 split of your ETNs.  Any adjustment of closing indicative note value will be rounded to 8 decimal places.  The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion.  For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below.  The record date for the reverse split will be on the 9th business day after the announcement date.  The closing indicative note value and the index multiplier on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs.  Any adjustment of closing indicative note value will be rounded to 8 decimal places.  The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion.  Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative note value of the reverse split- adjusted ETNs on the 14th business day following the announcement date.  For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative note value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the minimum redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time.  This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement.  The terms described in this pricing supplement supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs will be sold on February 4, 2020, which we refer to as the “inception date.”  The ETNs will be issued on February 7, 2020, which we refer to as the “issue date,” and will be due on February 4, 2050.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the calculation agent postpones the final valuation date upon the occurrence or continuance of a market disruption event, then the maturity date will be the third business day following the final valuation date, as postponed.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.  We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative note value on the final valuation date.

The “closing indicative note value” for each ETN on the initial valuation date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0 on that calendar day and each subsequent calendar day.  If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

The “daily index performance amount” for each ETN on the initial valuation date and on any calendar day that is not an index business day will equal $0.  On any other index business day, the daily index performance amount for each ETN will equal (1) the product of (a) the index multiplier times (b) the difference of (i) the closing level of the Index on such index business day minus (ii) the closing level of the Index on the immediately preceding index business day minus (2) the index rolling cost on such index business day.

The “index multiplier” is –$0.10.  Because the ETNs are inversely linked to the performance of the Index, the index multiplier is set as a negative value in order for the ETNs to generate a positive return in response to a decrease in the Index level and to generate a negative return in response to an increase in the Index level, as applicable.

The “index rolling cost” for each ETN on any calendar day that is not a roll day will equal $0.  On any roll day, the index rolling cost for each

ETN will equal $0.005.  Roll days occur over three consecutive index business days, commencing three index business days before the last index business day in each of the months of February, May, August and November in any given year.  The net effect of the index rolling cost accumulates over time and is subtracted at the rate of $0.06 per year, or 0.12% of the principal amount of each ETN per year.

The “index rolling cost” seeks to represent and approximate a prorated daily amount of costs that holders of a “long” position in relation to 10-year Treasury futures contracts might expect to incur as part of the roll process during each quarterly roll period.

The “daily interest” for each ETN on the initial valuation date was $0.  On each subsequent calendar day until maturity or early redemption, the daily interest for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the T-Bill rate divided by (3) 360.

The “daily interest” seeks to represent the amount of interest that holders of a “long” position in relation to 10-year Treasury futures contracts might receive if, on any calendar day, they were to invest the value of the ETNs in an interest-bearing bank account while their payment obligations on the relevant long positions in the Treasury futures contracts were pending.

The “T-Bill rate” will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the immediately preceding business day in New York City.  The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply.  The most recent weekly investment rate for 28-day U.S. Treasury bills is currently published by the U.S. Treasury on http://www.treasurydirect.gov and is also currently available on Bloomberg under the ticker symbol “USB4WIR”.  The T-Bill rate is expressed as a percentage.  Information contained on the U.S. Treasury website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of information contained on such website.

The “daily investor fee” for each ETN on the initial valuation date was $0.  On each subsequent calendar day until maturity or early redemption, the daily investor fee for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the fee rate divided by (3) 365.  Because the daily investor fee is calculated and subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at the rate of approximately 0.75% per year.  Because the net effect of the daily investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the daily investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

The “fee rate” for the ETNs is 0.75% per year.

The “intraday indicative note value” for the ETNs on any trading day will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the then current intraday index performance amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0.  The intraday indicative note value will be published by ICE Data Indices, LLC every 15 seconds on each trading day under the ticker symbol “BTYS.IV”.  As the intraday indicative note value is calculated using the closing indicative note value on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the daily interest or the daily investor fee that may have accrued over the course of such trading day.

The “intraday index performance amount” on any index business day will equal (1) the index multiplier times (2) the difference of (a) the most recently published level of the Index on such index business day minus (b) the closing level of the Index on the immediately preceding index business day.

An “index business day” is a day on which the CBOT is open for business.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

A “trading day” with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on the CBOE BZX, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” means each trading day from February 4, 2020 to February 1, 2050, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five scheduled trading days.

The “initial valuation date” for the ETNs is February 4, 2020.

The “final valuation date” for the ETNs is February 1, 2050.

Payment Upon Holder Redemption and Upon Issuer Redemption

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, up to the valuation date immediately preceding the final valuation date, and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value. You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of ETNs.

Prior to maturity we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day from and including the issue date to and including the maturity date. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative note value on the valuation date specified in such notice.

A “redemption date” is:

•     In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in your notice of holder redemption. Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date.

•     In the case of issuer redemption, the redemption date is the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date.

In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•     deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•    deliver the signed confirmation of holder redemption to us via email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•     instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative note value, facing Barclays DTC 229; and

•    cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.

The redemption value is determined according to a formula which relies upon the closing indicative note value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative note value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or from and including the issue date to and including the maturity date.  If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs.  In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event as described below in this pricing supplement), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event later than the maturity date.

Market Disruption Events

A valuation date may be postponed and thus the determination of the Index levels may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index.

Any of the following will be a market disruption event with respect to the Index:

•                    a suspension, absence or limitation of trading in Treasury futures contracts constituting 20% or more, by weight, of the Index;

•                    a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets;

•      any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (1) effect transactions in, or obtain market values for, Treasury futures contracts constituting 20% or more, by weight, of the Index, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

•      the closure on any day of the primary market for futures or options contracts relating to the Index or Treasury futures contracts constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•      any scheduled trading day on which (1) the primary markets for Treasury futures contracts constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

•      any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in the accompanying prospectus supplement;

and, in any of these events, the calculation agent determines that the event was material.

The following events will not be market disruption events:

•       a limitation on the hours or number of days of trading on which any Treasury futures contract is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•                  a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in futures or options contracts related to the Index, if available, in the primary market for those contracts, by reason of any of:

•       a price change exceeding limits set by that market,

•       an imbalance of orders relating to those contracts, or

•       a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in futures or options contracts related to the Index in the primary market for those contracts.

If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following scheduled trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth scheduled trading day after the originally scheduled valuation date, the calculation agent will make an estimate of the closing level for the Index that would have prevailed on that fifth scheduled trading day in the absence of the market disruption event.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount.  Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs.  This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture.  We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative note value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We may consolidate the additional securities to form a single class with the outstanding ETNs. However, we are under no obligation to create or sell additional ETNs at any time, and if we do create or sell additional

ETNs, we may limit such sales and stop selling additional ETNs at any time.

We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of or otherwise fails to publish the Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued Index (the Index being referred to herein as a “successor index”), then the level of the Index will be determined by reference to the index level of that successor index on any subsequent date as of which the Index level is to be determined. If a successor index is selected by the calculation agent, the successor index will be used as a substitute for the Index for all purposes, and the calculation agent may in its sole discretion adjust any variable described in this pricing supplement, including but not limited to, if applicable, any level (including but not limited to the intraday index level, closing index level, any level derived from the intraday index level or closing index level or any other relevant level on any valuation date) or any combination thereof or any other variable described in this pricing supplement. The calculation agent will make any such adjustment with a view to offsetting, to the extent practical, any difference in the relative levels of the original Index and the successor index at the time the original Index is replaced by the successor index.

If (1) the Index is discontinued or (2) the index sponsor fails to publish the Index, in either case, prior to (and that discontinuance is continuing on) a valuation date and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the value to be used for the level of the Index. The value to be used for the index level will be computed by the calculation agent in the same general manner previously used by the index sponsor and will reflect the performance of the Index through the trading day on which the Index was last in effect preceding the date of discontinuance.

If at any time, there is:

•                  a material change in the formula for or the method of calculating the level of the Index or any successor index;

•                a material change in the content, composition or constitution of the Index or any successor index; or

•     a change or modification to the Index or any successor index such that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then, for purposes of calculating the closing level or intraday level of the Index or that successor index, any payments on the ETNs or making any other determinations as of or after that time, the calculation agent may in its sole discretion make such calculations and adjustments as the calculation agent determines may be necessary in order to arrive at a closing level or intraday level for the Index or that successor index comparable to the Index or that successor index, as the case may be, as if those changes or modifications had not been made, and calculate any payments on the securities with reference to the Index or that successor index, as adjusted.

The calculation agent will make all determinations with respect to adjustments, including any determination as to whether an event that may require an adjustment has occurred, as to the nature of the adjustment and how it will be made. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent.  We may change the calculation agent after the original issue date of the ETNs without notice.  The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the closing indicative note value, the daily interest, the daily investor fee, the index rolling cost, the maturity date, redemption dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein.  Absent manifest error, all determinations of the calculation agent will be final, conclusive and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions prior to or on the inception date involving purchases or sales of futures, swaps or options on interest rates or the Index, U.S. Treasury bonds or notes, U.S. Treasury futures contracts or other derivative instruments with returns linked to interest rates or the Index.  In addition, from time to time after we issue the

ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions into which we have entered.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs.  In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date.  That step may involve purchases or sales of listed or over-the-counter futures, swaps, options on interest rates or the index, U.S. Treasury bonds or notes, U.S. Treasury futures contracts or derivative instruments with returns linked to interest rates or the Index, as well as other indices designed to track the 10-year Treasury futures contracts, the Index or other instruments in the interest rate market.

The hedging activity discussed above may have an adverse effect on the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and, when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This section applies to you only if you are a U.S. Holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income. This section does not apply to you if you are a member of a class of U.S. Holders subject to special rules, such as:

•      a dealer in securities;

•      a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•      a financial institution;

•      an insurance company;

•      a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively ;

•      a “regulated investment company” as defined in Code Section 851;

•      a “real estate investment trust” as defined in Code Section 856;

•      a partnership or other pass-through entity;

•      a person that owns an ETN as part of a straddle or conversion transaction for tax purposes or that has entered into a “constructive sale” with respect to the ETN; or

•      a person whose functional currency for tax purposes is not the U.S. dollar.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of your partners and your activities.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You are a U.S. Holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;

•      a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia;

•     an estate whose income is subject to U.S. federal income tax regardless of its source; or

•      a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, which is based on current market conditions, it would be reasonable to treat the ETNs for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments.  If the ETNs are so treated, you should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, early redemption, or “deemed exchange” as described below. You should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.  In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. This capital gain or loss should be long-term capital gain or loss if you have held the ETN for more than one year at that time. The deductibility of capital losses is subject to limitations. Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances.  If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis therein on the relevant roll date or Index rebalance date.  Any gain recognized on a deemed exchange should be capital gain.  You should consult your tax advisor regarding the possible U.S. federal income tax consequences of Index rolls or rebalancings.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes.  Therefore, the IRS might assert that your ETNs should be treated in a manner that differs from that described above.  For example, the IRS might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  If your ETNs were so treated, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs.  You would recognize gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs.  In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs.  Any gain you recognize upon the sale, exchange, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss. Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.

Moreover, it is possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components.  In this case, it is possible that Code Section 1256 could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice that may affect the taxation of the ETNs.  According to the notice, the U.S. Treasury Department and the IRS are actively considering whether the beneficial owner of an instrument such as the ETNs should be required to accrue ordinary income on a current basis.  The notice also states that the U.S. Treasury Department and the IRS are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. investors in instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Code Section 1260 might be applied to such instruments.

It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes.  As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible.  Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.   Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Foreign Account Tax Compliance Withholding

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences— Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We intend to sell a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution.  Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent.  Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”).  Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.  This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

In connection with this offering, we announced a waiver of the minimum early redemption amounts for the iPath® US Treasury 10-year Bear ETNs (the “Maturing ETNs”), which are listed on the CBOE BZX under the ticker symbol “DTYS”. We will waive the minimum early redemption amount of 20,000 Maturing ETNs for any redemption order that is paired with a simultaneous order (a “Paired Order”) to purchase from us an equivalent amount of the corresponding ETNs described in this pricing supplement (“New ETNs”) linked to the same Index as the Maturing ETNs being sold.  No additional purchase or redemption fees will be charged by us for Paired Orders to migrate from the Maturing ETNs to the corresponding New ETNs.  This waiver will be in place until the maturity of the Maturing ETNs.

Holders of the Maturing ETNs that wish to sell their Maturing ETNs and purchase the New ETNs may effectuate a redemption of Maturing ETNs with no minimum early redemption size and simultaneously purchase an equivalent amount of the corresponding New ETNs from us, with each transaction having the same valuation date and settlement date (a “Net Settlement”). In this case, upon redemption of the Maturing ETNs, the holder would receive a number of the New ETNs equal to the aggregate daily redemption value of the redeemed Maturing ETNs, rounded to the nearest full New ETN, with a residual cash payment for any “partial” remaining Maturing ETNs. Holders who wish to effect a Net Settlement must instruct their broker or other person through whom they hold their Maturing ETNs in accordance with the procedures set forth in the section “Specific Terms of the ETNs—Early Redemption

Procedures” in the prospectus relating to the Maturing ETNs. Holders may also contact us at etndesk@barclays.com or 1-212-528-7790 to obtain further information regarding the procedures for Net Settlement.

Any redemption of Maturing ETNs or sale of New ETNs is subject to the conditions described above and in the prospectus for the Maturing ETNs and will be valued using the applicable closing indicative value on the valuation date for the transaction, with applicable purchase or redemption fees except as described herein for Paired Orders, in each case in accordance with this pricing supplement and the prospectus for the Maturing ETNs. Holders are not required to take any action and may choose to continue to hold their Maturing ETNs at any time. Anyone considering investing in the New ETNs or continuing to hold the Maturing ETNs should consider the risks described above and in the prospectus for the Maturing ETNs when making an investment decision and consult with their broker or financial adviser to evaluate their investment in the New ETNs.

VALIDITY OF THE ETNS

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the ETNs offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such ETNs will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with

Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 14, 2019, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 14, 2019, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the ETNs and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 14, 2019, which has been filed as an exhibit to the report on Form 6-K referred to above.

ANNEX A

NOTICE OF HOLDER REDEMPTION

To:  ipathredemptions@barclays.com

Subject:   iPath® Series B US Treasury 10-year Bear ETN Notice of Holder Redemption, CUSIP No. 06747F119

[BODY OF EMAIL]

Name of holder:  [ ]

Number of ETNs to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF HOLDER REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Email: ipathredemptions@barclays.com

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, iPath®  Series B US Treasury 10-year Bear Exchange Traded Notes (“ETNs”), CUSIP No. 06747F119, redeemable for a cash amount under the terms of the ETNs hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative note value on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):
Contact Name:
Telephone:

(You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$500,000,000

iPath® Series B US Treasury 10-year Bear ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

February 4, 2020

(to Prospectus dated August 1, 2019

and Prospectus Supplement dated August 1, 2019)